Exhibit 99.1

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Report of Independent Auditors

To the Board of Directors and Shareholder of Assured Guaranty Corp.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiary (the "Company") at December 31, 2011 and December 31, 2010, and the results of their operations and their cash flows for each of the three years ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for variable interest entities effective January 1, 2010, for other-than-temporary impairments of debt securities classified as available-for-sale effective April 1, 2009, and for financial guarantee insurance contracts effective January 1, 2009.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 21, 2012

Assured Guaranty Corp.

Consolidated Balance Sheets

(dollars in thousands except per share and share amounts)

	As of December 31,
	2011	2010
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,621,713 and $2,454,025)	$2,748,806	$2,476,165
Short-term investments, at fair value	151,943	235,665
Other invested assets	12,500	12,500

Total investment portfolio	2,913,249	2,724,330
Cash	30,562	17,811
Premiums receivable, net of ceding commissions payable	231,860	269,560
Ceded unearned premium reserve	364,373	388,598
Deferred acquisition costs	52,817	57,882
Reinsurance recoverable on unpaid losses	132,375	68,120
Salvage and subrogation recoverable	49,651	183,955
Credit derivative assets	305,881	399,517
Deferred tax asset, net	183,364	344,427
Current income tax receivable	—	38,275
Financial guaranty variable interest entities' assets, at fair value	762,510	965,998
Other assets	105,358	74,675

Total assets	$5,132,000	$5,533,148

Liabilities and shareholder's equity
Unearned premium reserve	$1,190,443	$1,323,138
Loss and loss adjustment expense reserve	295,739	231,130
Reinsurance balances payable, net	92,681	121,585
Note payable to affiliate	300,000	300,000
Credit derivative liabilities	927,116	1,357,680
Financial guaranty variable interest entities' liabilities with recourse, at fair value	470,782	519,878
Financial guaranty variable interest entities' liabilities without recourse, at fair value	357,997	495,720
Current income tax payable	819	—
Other liabilities	108,655	113,350

Total liabilities	3,744,232	4,462,481

Commitments and contingencies (See Note 14)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720.00 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15,000	15,000
Additional paid-in capital	1,037,087	1,037,087
Retained earnings	261,602	11,814
Accumulated other comprehensive income (loss), net of deferred tax provision (benefit) of $39,888 and $3,643	74,079	6,766

Total shareholder's equity	1,387,768	1,070,667

Total liabilities and shareholder's equity	$5,132,000	$5,533,148

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2011	2010	2009
Revenues
Net earned premiums	$93,230	$106,737	$138,738
Net investment income	98,580	88,069	76,616
Net realized investment gains (losses):
Other-than-temporary impairment losses	(3,493)	(942)	(12,433)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	387	—	(4,988)
Other net realized investment gains (losses)	4,741	3,318	10,434

Net realized investment gains (losses)	861	2,376	2,989
Net change in fair value of credit derivatives:
Realized gains and other settlements	(19,399)	73,709	85,321
Net unrealized gains (losses)	345,997	(148,537)	(481,381)

Net change in fair value of credit derivatives	326,598	(74,828)	(396,060)
Fair value gain (loss) on committed capital securities	20,177	7,136	(47,075)
Net change in fair value of financial guaranty variable interest entities	(70,782)	3,223	—
Other income (loss)	10,870	(4,793)	5,362

Total Revenues	479,534	127,920	(219,430)

Expenses
Loss and loss adjustment expenses	(17,329)	109,493	195,697
Amortization of deferred acquisition costs	15,208	16,208	6,701
Interest expense	15,000	15,000	542
Goodwill impairment	—	—	85,417
Other operating expenses	62,190	84,078	86,822

Total Expenses	75,069	224,779	375,179

Income (loss) before income taxes	404,465	(96,859)	(594,609)
Provision (benefit) for income taxes
Current	4,949	26,277	(27,671)
Deferred	119,727	(72,888)	(158,549)

Total provision (benefit) for income taxes	124,676	(46,611)	(186,220)

Net income (loss)	$279,789	$(50,248)	$(408,389)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,
	2011	2010	2009
Net income (loss)	$279,789	$(50,248)	$(408,389)
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit) of $37,603, $(6,418) and $22,762	69,835	(11,915)	42,268
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $817, $832 and $1,046	1,517	1,544	1,943

Change in net unrealized gains on investments	68,318	(13,459)	40,325
Change in cumulative translation adjustment, net of tax provision (benefit) of $(541), $(106) and $(787)	(1,005)	(195)	(3,192)

Other comprehensive income (loss)	67,313	(13,654)	37,133

Comprehensive income (loss)	$347,102	$(63,902)	$(371,256)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statement of Shareholder's Equity

Years Ended December 31, 2011, 2010 and 2009

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity
Balance, December 31, 2008	$—	$15,000	$480,375	$561,598	$(10,947)	$1,046,026
Cumulative effect a change in accounting for financial guaranty insurance contracts effective January 1, 2009	—	—	—	9,801	—	9,801

Balance at the beginning of the year, adjusted	—	15,000	480,375	571,399	(10,947)	1,055,827
Cumulative effect a change in accounting for other-than-temporary impairments effective April 1, 2009	—	—	—	5,766	(5,766)	—
Net loss	—	—	—	(408,389)	—	(408,389)
Dividends	—	—	—	(16,813)	—	(16,813)
Capital contribution	—	—	556,700	—	—	556,700
Tax benefit for stock options exercised	—	—	(16)	—	—	(16)
Change in cumulative translation adjustment	—	—	—	—	(3,192)	(3,192)
Change in unrealized gains (losses) on:
Investments with no other-than-temporary impairment	—	—	—	—	43,387	43,387
Investments with other-than-temporary impairment	—	—	—	—	(1,119)	(1,119)
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	1,943	1,943

Balance, December 31, 2009	—	15,000	1,037,059	151,963	20,420	1,224,442
Cumulative effect of accounting change—consolidation of variable interest entities effective January 1, 2010 (Note 8)	—	—	—	(39,898)	—	(39,898)

Balance, January 1, 2010	—	15,000	1,037,059	112,065	20,420	1,184,544
Net loss	—	—	—	(50,248)	—	(50,248)
Dividends	—	—	—	(50,003)	—	(50,003)
Tax benefit for stock options exercised	—	—	28	—	—	28
Change in cumulative translation adjustment	—	—	—	—	(195)	(195)
Change in unrealized gains (losses) on:
Investments with no other-than-temporary impairment	—	—	—	—	(15,245)	(15,245)
Investments with other-than-temporary impairment	—	—	—	—	3,330	3,330
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	1,544	1,544

Balance, December 31, 2010	—	15,000	1,037,087	11,814	6,766	1,070,667
Net income	—	—	—	279,789	—	279,789
Dividends	—	—	—	(30,001)	—	(30,001)
Change in cumulative translation adjustment	—	—	—	—	(1,005)	(1,005)
Change in unrealized gains (losses) on:
Investments with no other-than-temporary impairment	—	—	—	—	70,074	70,074
Investments with other-than-temporary impairment	—	—	—	—	(239)	(239)
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	1,517	1,517

Balance, December 31, 2011	$—	$15,000	$1,037,087	$261,602	$74,079	$1,387,768

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2011	2010	2009
Operating activities
Net income (loss)	$279,789	$(50,248)	$(408,389)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Non-cash interest and operating expenses	1,274	1,400	1,168
Net amortization of premium on fixed maturity securities	7,913	7,061	526
Provision (benefit) for deferred income taxes	119,727	(72,888)	(158,549)
Net realized investment losses (gains)	(861)	(2,376)	(2,989)
Net unrealized losses (gains) on credit derivatives	(345,997)	148,537	481,381
Fair value loss (gain) on committed capital securities	(20,177)	(7,136)	47,075
Goodwill impairment	—	—	85,417
Change in deferred acquisition costs	8,998	(12,720)	8,668
Change in premiums receivable, net of ceding commissions	32,271	124,687	19,810
Change in ceded unearned premium reserves	13,308	46,670	(100,310)
Change in unearned premium reserve	(120,573)	(120,479)	375,606
Change in loss and loss adjustment expense reserve, net	101,916	(90,686)	(13,004)
Change in current income taxes	46,572	21,899	(42,780)
Other changes in credit derivatives assets and liabilities, net	9,069	(15,108)	1,807
Change in financial guaranty variable interest entities' assets and liabilities, net	69,889	34,822	—
Other	(13,907)	(13,276)	14,605

Net cash flows provided by (used in) operating activities	189,211	159	310,042

Investing activities
Fixed maturity securities:
Purchases	(539,386)	(877,599)	(1,064,693)
Sales	250,891	245,125	594,009
Maturities	111,455	161,913	7,785
Net sales (purchases) of short-term investments	82,274	567,221	(692,541)
Net proceeds from paydowns on financial guaranty variable interest entities' assets	83,552	13,770	—
Other	(1,279)	—	—

Net cash flows provided by (used in) investing activities	(12,493)	110,430	(1,155,440)

Financing activities
Capital contribution	—	—	556,700
Dividends paid	(30,001)	(50,003)	(16,813)
Issuance of notes payable to affiliate	—	—	300,000
Net paydowns of financial guaranty variable interest entities' liabilities	(135,431)	(45,221)	—
Other	—	28	(16)

Net cash flows provided by (used in) financing activities	(165,432)	(95,196)	839,871
Effect of exchange rate changes	1,465	(52)	174

Increase (decrease) in cash	12,751	15,341	(5,353)
Cash at beginning of year	17,811	2,470	7,823

Cash at end of year	$30,562	$17,811	$2,470

Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(38,819)	$(6,824)	$6,759
Interest	$15,000	$15,542	$—

The accompanying notes are an integral part of these consolidated financial statements.

 Assured Guaranty Corp.

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

1. Business and Basis of Presentation

Business

        Assured Guaranty Corp. ("AGC" and, together with its subsidiaries, including Assured Guaranty (UK) Ltd. ("AGUK"), the "Company"), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. ("AGL" and together with its subsidiaries "Assured Guaranty"). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States ("U.S.") and international public finance, infrastructure and structured finance markets. AGC owns 100% of AGUK, a company incorporated in the United Kingdom ("U.K.") as a U.K. insurance company which AGC elected to place into runoff in October of 2010. Effective January 1, 2012, AGC formed a new wholly-owned subsidiary AG PFC Holding LLC ("AGFPC"), a Delaware limited liability company, and entered into an Assignment and Assumption Agreement with AG Financial Products, Inc. ("AGFP") pursuant to which AGFP transferred its ownership and other interests held in AGFP Holding LLC to AGPFC, assigned certain rights to AGPFC and caused AGPFC to assume certain obligations of AGFP. The transferred ownership and assumed obligations relate to a film library securitization that AGC had previously guaranteed under a credit derivative contract.

        The Company has applied its credit underwriting judgment, risk management skills and capital markets experience to offer insurance that protect holders of debt instruments and other monetary obligations from defaults in scheduled payments, including scheduled interest and principal payments. The securities insured by the Company include tax-exempt and taxable obligations issued by U.S. state or municipal governmental authorities, utility districts or facilities; notes or bonds issued to finance international infrastructure projects; and asset-backed securities issued by special purpose entities. The Company markets its credit protection products directly to issuers and underwriters of public finance, infrastructure and structured finance securities as well as to investors in such debt obligations. The Company guarantees debt obligations issued in many countries, although its principal focus is on the U.S., Europe and Australia.

        Financial guaranty insurance contracts provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Upon an obligor's default on scheduled principal or interest payments due on the obligation, the Company is required under the financial guaranty contract to pay the principal or interest shortfall.

        In the past, the Company had sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company's obligation to make loss payments are similar to those for financial guaranty insurance contracts and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents with respect to one or more third party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are comprised of credit default swaps ("CDS"). The Company's credit derivative transactions are governed by International Swaps and Derivative Association, Inc. ("ISDA") documentation.

        The Company ceased selling credit protection through CDS in the beginning of 2009 following the issuance of regulatory guidelines that limited the terms under which such protection could be sold. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and

Consumer Protection Act (the "Dodd-Frank Act") also contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future. The Company is actively pursuing opportunities to terminate, on favorable terms, existing CDS, and in certain cases, may convert existing CDS exposure into a financial guaranty insurance contract. These actions have the effect of reducing fair value volatility in income and/or reducing rating agency capital charges.

        The Company enters into ceded reinsurance contracts in order to obtain greater business diversification, reduce the net potential loss from large risks and reduce rating agency capital charges. In recent years, the Company has been reassuming previously ceded business from reinsurers whose ratings have declined to below investment grade ("BIG") levels. In January 2012, AGC and its affiliate Assured Guaranty Municipal Corp ("AGM") entered into a new $435 million of excess of loss reinsurance facility. See Note 12, Reinsurance and Other Monoline Exposures.

        Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the issuers' taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers' or obligors' covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities. Structured finance obligations insured by the Company are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company will also insure other specialized financial obligations.

        When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by nationally recognized statistical rating organizations ("NRSROs") because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their businesses with the goal of achieving high financial strength ratings. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

        Unless otherwise noted, ratings on the Company's insured portfolio reflect internal ratings. The Company's ratings scale is similar to that used by the NRSROs; however, the ratings in these financial statements may not be the same as those assigned by any such rating agency. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company's AAA-rated exposure on its internal rating scale (which does not take into account the Company's financial guaranty) has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to the Company's exposure or (2) the Company's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes the Company's attachment point to be materially above the AAA attachment point.

Basis of Presentation

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities ("FG VIEs") for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The consolidated financial statements include the accounts of AGC and its subsidiary AGUK and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

        In June 2011, the Financial Accounting Standards Board ("FASB") issued guidance that eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders' equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. Upon adoption, the Company will expand the Consolidated Statements of Comprehensive Income to include the other comprehensive income items now presented in the Consolidated Statement of Shareholder's Equity. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company will adopt this guidance in the first quarter of 2012 with full retrospective application.

        In December 2011, the FASB issued guidance, which will require disclosures for entities with financial instruments and derivatives that are either offset on the balance sheet or subject to a master netting arrangement. The guidance is effective for interim and annual periods beginning on or after January 1, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company's results of operations, financial position or cash flows.

Segments

        Prior to January 1, 2011, the Company managed its business and reported financial information for two principal financial guaranty segments: direct and reinsurance. The chief operating decision maker now manages the operations of the Company at a consolidated level and no longer uses underwriting gain (loss) by segment as an operating metric. Therefore, segment financial information is no longer disclosed.

Significant Accounting Policies

        The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting are included in accumulated other comprehensive income (loss) within shareholder's equity. Gains and losses relating to AGC's foreign currency transactions are reported in the consolidated statement of operations.

        Cash consists of cash on hand and demand deposits.

        As a result of the lag in reporting FG VIEs, cash reported on the consolidated balance sheet does not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company's insurance subsidiaries to the consolidated FG VIEs, until the subsequent reporting period.

        The following table identifies the Company's most significant accounting policies and the note references where a detailed description of each policy can be found.

Significant Accounting Policies

Premium revenue recognition on financial guaranty contracts accounted for as insurance	Note 4
Loss and loss adjustment expense on financial guaranty contracts accounted for as insurance	Note 4
Policy acquisition costs	Note 4
Fair value measurement	Note 6
Credit derivatives	Note 7
Variable interest entities	Note 8
Investments	Note 9
Income Taxes	Note 11
Employee benefit plans	Note 16

2. Business Changes, Risks, Uncertainties and Accounting Developments

        Summarized below are updates of the most significant events over the past three years that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company.

Market Conditions

        The volatility and uncertainty in the global financial markets over the past three years, including depressed home prices, increased foreclosures, lower equity market values, high unemployment, reduced business and consumer confidence and the risk of increased inflation, have continued throughout 2011. While there have been signs of a recovery as seen by a decline in the unemployment rate and stabilizing home prices as well as rising equity markets, management cannot assure that volatility and disruption will not return to these markets in the near term. The Company's business and its financial condition will continue to be subject to the risk of global financial and economic conditions that could materially and negatively affect the demand for its products, the amount of losses incurred on transactions it guarantees, and its financial ratings. These conditions may adversely affect the

Company's future profitability, financial position, investment portfolio, cash flow, statutory capital and financial strength ratings.

        The economic crisis caused many state and local governments that issue some of the obligations the Company insures to experience significant budget deficits and revenue collection shortfalls that require them to significantly raise taxes and/or cut spending in order to satisfy their obligations. While the U.S. government has provided some financial support to state and local governments, significant budgetary pressures remain. If the issuers of the obligations in the Company's public finance portfolio do not have sufficient funds to cover their expenses and are unable or unwilling to raise taxes, decrease spending or receive federal assistance, the Company may experience increased levels of losses or impairments on its public finance obligations, which would materially and adversely affect its business, financial condition and results of operations. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results.

        Internationally, several European countries are experiencing significant economic, fiscal and / or political strains The Company is closely monitoring its exposures in European countries where it believes heightened uncertainties exist: specifically, Greece, Hungary, Ireland, Italy, Portugal and Spain (the "Selected European Countries"). See Note 3, Outstanding Exposure.

NRSRO Rating Actions

        The NRSROs have downgraded the insurance financial strength ratings of AGC and AGUK over the course of the last several years from their previous AAA levels. On March 20, 2012, Moody's Investors Service, Inc. ("Moody's") placed the Insurance Financial Strength rating of the Company and its affiliated insurance operating companies on review for possible downgrade. There can be no assurance that NRSROs will not take further action on the Company's ratings. See Note 4, Note 7 and Note 12 for more information regarding the effect of NRSRO rating actions on the financial guaranty business, the credit derivative business and the assumed reinsurance business of the Company. AGC's and AGUK's financial strength ratings are an important competitive factor in the financial guaranty insurance and reinsurance markets. If the financial strength or financial enhancement ratings of AGC and AGUK were reduced below current levels, the Company expects it would have further adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies and consequently, a downgrade could harm the Company's new business production, results of operations and financial condition.

Accounting Changes

        Over the past three years there has been significant GAAP rule making activity which has significantly affected the accounting policies and presentation of the Company's financial information. All of these pronouncements have a significant effect on the comparability of the periods presented herein. The most significant changes are listed below in order of occurrence:

  •
  The adoption of a new financial guaranty accounting model affected premium revenue and loss recognition policies. The most significant change was that loss and loss adjustment expense

    ("LAE") is recognized only to the extent that it exceeds deferred premium revenue. See Note 4, Financial Guaranty Insurance Contracts.

  •
  The adoption of new other-than-temporary impairment ("OTTI") guidance on April 1, 2009 requires the bifurcation of credit losses, which are recorded in income, and non credit losses, which are recorded in other comprehensive income ("OCI"). See Note 9, Investments.

  •
  The adoption of a new VIE consolidation standard on January 1, 2010 results in the consolidation of variable interest entities of certain insured transactions. See Note 8, Consolidation of Variable Interest Entities.

Recoveries for Breaches of Representations and Warranties

        On April 14, 2011, Assured Guaranty reached a comprehensive agreement with Bank of America Corporation and its subsidiaries, including Countrywide Financial Corporation and its subsidiaries (collectively, "Bank of America"), regarding their liabilities with respect to 29 residential mortgage-backed security ("RMBS") transactions insured by Assured Guaranty, including claims relating to reimbursement for breaches of representations and warranties ("R&W") and historical loan servicing issues ("Bank of America Agreement"). Of the 29 RMBS transactions, eight are second lien transactions and 21 are first lien transactions. All of the transactions were executed in the form of financial guaranty insurance contract except for one first lien transaction which was executed in credit derivative form. The Bank of America Agreement covers Bank of America-sponsored securitizations that AGC has insured, as well as certain other securitizations containing concentrations of Countrywide-originated loans that AGC has insured. The AGC-insured transactions covered by the Bank of America Agreement include nine first lien and two second lien transactions that have a gross par outstanding of $1.1 billion ($0.8 billion net par outstanding) as of December 31, 2011, with 17% of the Company's total BIG RMBS net par outstanding covered by the Bank of America Agreement.

        Bank of America paid $1,042.7 million in 2011 in respect of Assured Guaranty covered second lien transactions (of which $220.8 million was related to AGC-insured transactions) and is obligated to pay another $57.3 million by March 2012 (of which $12.0 million is related to AGC-insured transactions). In consideration of the $1.1 billion, Assured Guaranty has agreed to release its claims for the repurchase of mortgage loans underlying the eight second lien transactions (i.e., Assured Guaranty will retain the risk of future insured losses without further offset for R&W claims against Bank of America).

        In addition, Bank of America will reimburse Assured Guaranty 80% of claims Assured Guaranty pays on the 21 first lien transactions, until aggregate collateral losses on such RMBS transactions reach $6.6 billion. As of December 31, 2011, collateral losses for covered first lien transactions were $2.0 billion. Assured Guaranty accounts for the 80% loss sharing agreement with Bank of America as subrogation. As Assured Guaranty calculates expected losses for these 21 first lien transactions, and such expected losses will be offset by an R&W benefit from Bank of America for 80% of these amounts. As of December 31, 2011, Bank of America had placed $941.2 million of eligible assets in trust in order to collateralize the reimbursement obligation relating to the first lien transactions. The amount of assets required to be posted may increase or decrease from time to time, as determined by rating agency requirements. Of the 21 first lien transactions, nine are insured by the Company. As of

December 31, 2011, the Company had not paid any claims on these transactions and so had not collected any amounts for them. The Company expected to collect zero on a discounted basis and before cessions to reinsurers for the nine covered first lien transactions under the Bank of America Agreement.

        The Company believes the Bank of America Agreement was a significant step in the effort to recover U.S. RMBS losses the Company experienced resulting from breaches of R&W. The Company is continuing to pursue other representation and warranty providers for U.S. RMBS transactions it has insured. See "—Recovery Litigation" in Note 4, Financial Guaranty Insurance Contracts, of these Financial Statements for a discussion of the litigation proceedings the Company has initiated against other R&W providers.

3. Outstanding Exposure

        The Company's financial guaranty contracts are written in different forms, but collectively are considered financial guaranty contracts. They typically guarantee the scheduled payments of principal and interest ("Debt Service") on public finance and structured finance obligations. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third-party reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. Based on accounting standards in effect during any given reporting period, some of these VIEs are consolidated as described in Note 8, Consolidation of Variable Interest Entities. The outstanding par and Debt Service amounts presented below, include outstanding exposures on VIEs whether or not they are consolidated.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(in millions)
Public finance	$159,738	$165,397	$112,146	$117,061
Structured finance	57,040	73,069	42,168	53,986

Total financial guaranty	$216,778	$238,466	$154,314	$171,047

 Summary of Insured Portfolio

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Sector	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(in millions)
Public finance:
U.S.:
General obligation	$33,897	$35,514	$9,779	$10,233	$24,118	$25,281
Tax backed	14,956	15,829	3,901	4,038	11,055	11,791
Municipal utilities	11,790	12,157	3,068	3,155	8,722	9,002
Transportation	8,357	8,531	2,015	1,993	6,342	6,538
Healthcare	7,091	7,620	2,403	2,585	4,688	5,035
Higher education	4,620	4,768	1,280	1,321	3,340	3,447
Infrastructure finance	1,465	1,437	484	475	981	962
Investor-owned utilities	543	649	52	72	491	577
Housing	249	329	65	83	184	246
Other public finance—U.S.	2,391	2,373	674	672	1,717	1,701

Total public finance—U.S.	85,359	89,207	23,721	24,627	61,638	64,580
Non-U.S.:
Pooled infrastructure	3,351	3,656	1,719	1,807	1,632	1,849
Infrastructure finance	1,731	1,713	524	521	1,207	1,192
Regulated utilities	2,471	2,501	1,475	1,431	996	1,070
Other public finance—non-U.S.	116	132	39	40	77	92

Total public finance—non-U.S.	7,669	8,002	3,757	3,799	3,912	4,203

Total public finance obligations	$93,028	$97,209	$27,478	$28,426	$65,550	$68,783

Structured finance:
U.S.:
Pooled corporate obligations	$21,659	$27,963	$5,267	$7,092	$16,392	$20,871
RMBS	10,999	12,576	2,508	2,866	8,491	9,710
Commercial Mortgage-Backed Securities ("CMBS") and other commercial real estate exposures	4,470	6,779	863	1,312	3,607	5,467
Consumer receivables	2,730	2,945	614	662	2,116	2,283
Commercial receivables	751	1,395	222	341	529	1,054
Insurance securitizations	1,275	1,025	957	782	318	243
Structured credit	251	1,250	38	334	213	916
Other structured finance—U.S.	523	142	232	25	291	117

Total structured finance—U.S.	42,658	54,075	10,701	13,414	31,957	40,661
Non-U.S.:
Pooled corporate obligations	7,892	9,299	2,111	2,469	5,781	6,830
Commercial receivables	1,278	859	365	299	913	560
Insurance securitizations	923	923	645	644	278	279
Structured credit	498	655	228	291	270	364
RMBS	171	1,963	24	723	147	1,240
CMBS and other commercial real estate related exposures	180	251	45	63	135	188
Other structured finance—non-U.S.	2	3	—	—	2	3

Total structured finance—non-U.S.	10,944	13,953	3,418	4,489	7,526	9,464

Total structured finance obligations	53,602	68,028	14,119	17,903	39,483	50,125

Total	$146,630	$165,237	$41,597	$46,329	$105,033	$118,908

 Financial Guaranty Portfolio by Internal Rating

	As of December 31, 2011
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$747	19.1%	$5,605	17.6%	$1,830	24.3%	$8,182	7.8%
AAA	162	0.3	—	—	11,900	37.2	3,287	43.7	15,349	14.6
AA	9,264	15.0	260	6.6	2,407	7.5	197	2.6	12,128	11.6
A	40,860	66.3	1,288	32.9	1,273	4.0	425	5.6	43,846	41.7
BBB	10,479	17.0	1,415	36.2	2,755	8.6	1,238	16.5	15,887	15.1
BIG	873	1.4	202	5.2	8,017	25.1	549	7.3	9,641	9.2

Total net par outstanding	$61,638	100.0%	$3,912	100.0%	$31,957	100.0%	$7,526	100.0%	$105,033	100.0%

	As of December 31, 2010
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$955	22.7%	$6,919	17.0%	$2,313	24.4%	$10,187	8.6%
AAA	126	0.2	13	0.3	16,143	39.7	4,666	49.3	20,948	17.6
AA	11,240	17.4	257	6.1	3,326	8.2	434	4.6	15,257	12.8
A	41,849	64.8	1,368	32.6	2,966	7.3	266	2.8	46,449	39.1
BBB	10,565	16.4	1,409	33.5	3,627	8.9	1,230	13.0	16,831	14.2
BIG	800	1.2	201	4.8	7,680	18.9	555	5.9	9,236	7.7

Total net par outstanding	$64,580	100.0%	$4,203	100.0%	$40,661	100.0%	$9,464	100.0%	$118,908	100.0%

        Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

 Expected Amortization of
Net Par Outstanding of Financial Guaranty Insured Obligations

	December 31, 2011
Terms to Maturity	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$10,813	$27,563	$38,376
5 to 10 years	12,576	5,987	18,563
10 to 15 years	13,933	2,646	16,579
15 to 20 years	10,599	711	11,310
20 years and above	17,629	2,576	20,205

Total net par outstanding	$65,550	$39,483	$105,033

        In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $2,538.5 million for structured finance and, together with affiliate AGM, up to $448.5 million for public finance obligations at December 31, 2011. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between March 1, 2012 and February 25, 2017, with $150.6 million expiring prior to December 31, 2012. All the commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be cancelled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

        The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas. The following table sets forth those geographic areas with an aggregate of 1.5% or more of the Company's net par amount outstanding.

 Geographic Distribution of Financial Guaranty Portfolio
as of December 31, 2011

	Number of Risks	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding	Ceded Par Amount Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	535	$7,476	7.1%	$2,447
Texas	594	6,479	6.2	2,342
New York	414	4,745	4.5	1,920
Pennsylvania	444	4,552	4.3	1,779
Florida	236	4,427	4.2	1,684
Illinois	364	3,410	3.2	1,341
New Jersey	210	2,532	2.4	1,065
Alabama	130	1,891	1.8	654
Puerto Rico	21	1,755	1.7	785
Louisiana	94	1,608	1.5	788
Ohio	167	1,608	1.5	599
Michigan	210	1,552	1.5	547
Other states	1,752	19,603	18.7	7,770

Total U.S. Public finance	5,171	61,638	58.6	23,721
Structured finance (multiple states)	698	31,957	30.4	10,701

Total U.S.	5,869	93,595	89.0	34,422
Non-U.S.:
United Kingdom	40	4,164	4.0	3,991
Australia	15	1,065	1.0	691
France	10	920	0.9	329
Cayman Islands	1	796	0.8	317
Germany	5	789	0.8	331
Other	51	3,704	3.5	1,516

Total non-U.S.	122	11,438	11.0	7,175

Total	5,991	$105,033	100.0%	$41,597

Economic Exposure to the Selected European Countries

        Several European countries are experiencing significant economic, fiscal and /or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The Company is closely monitoring its exposures in European countries where it believes heightened uncertainties exist: specifically the Selected European Countries. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company's economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance:

Net Economic Exposure to Selected European Countries(1)
December 31, 2011

	Greece	Hungary	Ireland	Italy	Portugal	Spain	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Public finance	$—	$—	$—	$—	$—	$0	$0
Infrastructure finance	—	29	18	52	66	24	189

Sub-total	—	29	18	52	66	24	189

Non-sovereign exposure:
RMBS	—	4	—	—	—	—	4
Commercial receivables	—	1	16	22	12	15	66
Pooled corporate obligations	25	—	90	132	1	288	536

Sub-total	25	5	106	154	13	303	606

Total	$25	$34	$124	$206	$79	$327	$795

Total BIG	$—	$—	$—	$2	$2	$—	$4

(1)
While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, including U.S. dollars, Euros and British pounds sterling.

Significant Risk Management Activities

        The Risk Oversight and Audit Committees of the Board of Directors of AGL oversee the Company's risk management policies and procedures. With input from the board committees, specific risk policies and limits are set by the Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers. The Company's Risk Management function encompasses enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

        Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and Surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

        Work-out personnel are responsible for managing work-out and loss mitigation situations, working with surveillance and legal personnel (as well as outside vendors) as appropriate. They develop strategies for the Company to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) the Company's litigation proceedings.

        Since the onset of the financial crisis, the Company has shifted personnel to loss mitigation and work-out activities and hired new personnel to augment its efforts. Although the Company's loss mitigation efforts may extend to any transaction it has identified as having loss potential, much of the activity has been focused on RMBS.

        Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W, that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these requirements. The Company uses internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W. If a provider of R&W refuses to honor its repurchase obligations, the Company may choose to initiate litigation. See "—Recovery Litigation" in Note 4, Financial Guaranty Insurance Contracts, below.

        The Company's success in pursuing R&W claims against a number of counterparties that provided R&W on a loan by loan basis has permitted the Company to pursue reimbursement agreements with R&W providers. Such agreements provide the Company with many of the benefits of pursuing the R&W claims but without the expense and uncertainty of pursuing the R&W claims on a loan by loan basis. In April 2011 the Company entered into such an agreement with Bank of America, and it continues to pursue such agreements with other counterparties as opportunities arise as described under "Recoveries for Breaches of Representations and Warranties" in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments.

        The quality of servicing of the mortgage loans underlying an RMBS transaction influences collateral performance and ultimately the amount (if any) of the Company's insured losses. The Company has established a group to mitigate RMBS losses by influencing mortgage servicing, including, if possible, causing the transfer of servicing or establishing special servicing. As a result of the Company's efforts, at December 31, 2011 the servicing of approximately $117.2 million mortgage balance of mortgage loans had been transferred to a new servicer and another $388.1 million mortgage balance of mortgage loans were being special serviced. ("Special servicing" is an industry term referencing more intense servicing applied to delinquent loans aimed at mitigating losses.)

        The Company may also employ other strategies as appropriate to avoid or mitigate losses in U.S. RMBS or other areas, including pursuing litigation in areas other than RMBS or entering into other arrangements to alleviate or reduce all or a portion of certain risks.

Surveillance Categories

        The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company's internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.

        The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company's view of the credit's quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company's insured credit ratings on assumed credits are based on the Company's reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company's credit rating of the transactions are used. For example, the Company models all assumed RMBS credits with par above $1 million, as well as certain RMBS credits below that amount.

        Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 4, Financial Guaranty Insurance Contracts, "—Loss Estimation Process"). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects "lifetime losses" on a transaction when the Company believes there is more than a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it will ultimately have been reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk free rate is used for recording of reserves for financial statement purposes.) A "liquidity claim" is a claim that the Company expects to be reimbursed within one year.

        Intense monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The three BIG categories are:

  •
  BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category.

  •
  BIG Category 2: Below-investment-grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims) have yet been paid.

  •
  BIG Category 3: Below-investment-grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

        Included in the first lien RMBS BIG exposures below is $470.3 million of net par outstanding related to transactions covered by the Bank of America Agreement, which represents 11% of the first lien U.S. RMBS BIG net par outstanding as of December 31, 2011. Under the Bank of America Agreement, 80% of first lien claims paid by Assured Guaranty will be reimbursed, until such time as losses on the collateral underlying the RMBS on which Assured Guaranty is paying claims reach $6.6 billion.

 Financial Guaranty Exposures
(Insurance and Credit Derivative Form)

	December 31, 2011
	BIG Net Par Outstanding					BIG Net Par as a % of Net Par Outstanding
					Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG
	(in millions)
First lien U.S. RMBS:
Prime first lien	$52	$394	$—	$446	$474	0.4%
Alt-A first lien	1,283	746	632	2,661	3,101	2.5
Option ARM	101	490	33	624	801	0.6
Subprime	78	234	305	617	3,521	0.6
Second lien U.S. RMBS:
Closed-end second lien	—	36	118	154	175	0.2
Home equity lines of credit ("HELOCs")	3	—	398	401	419	0.4

Total U.S. RMBS	1,517	1,900	1,486	4,903	8,491	4.7
Trust preferred securities ("TruPS")	2,015	—	715	2,730	4,698	2.6
Other structured finance	430	63	440	933	26,294	0.9
Public finance	821	35	219	1,075	65,550	1.0

Total	$4,783	$1,998	$2,860	$9,641	$105,033	9.2%

	December 31, 2010
	BIG Net Par Outstanding					BIG Net Par as a % of Net Par Outstanding
					Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG
	(in millions)
First lien U.S. RMBS:
Prime first lien	$55	$432	$—	$487	$549	0.4%
Alt-A first lien	687	1,864	—	2,551	3,584	2.2
Option ARM	20	734	—	754	960	0.6
Subprime	41	550	36	627	3,869	0.5
Second lien U.S. RMBS:
Closed-end second lien	—	37	163	200	228	0.2
HELOCs	3	—	489	492	520	0.4

Total U.S. RMBS	806	3,617	688	5,111	9,710	4.3
TruPS	1,478	—	725	2,203	5,052	1.8
Other structured finance	426	24	471	921	35,363	0.8
Public finance	702	48	251	1,001	68,783	0.8

Total	$3,412	$3,689	$2,135	$9,236	$118,908	7.7%

 By Category Below-Investment-Grade Credits

	As of December 31, 2011
	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,939	$2,844	$4,783	83	39	122
Category 2	496	1,502	1,998	38	30	68
Category 3	1,461	1,399	2,860	52	15	67

Total BIG	$3,896	$5,745	$9,641	173	84	257

	As of December 31, 2010
	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,181	$2,231	$3,412	61	30	91
Category 2	993	2,696	3,689	44	42	86
Category 3	1,170	965	2,135	48	7	55

Total BIG	$3,344	$5,892	$9,236	153	79	232

(1)
Includes FG VIE net par outstanding of $233 million as of December 31, 2011 and $213 million as of December 31, 2010.

(2)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

4. Financial Guaranty Insurance Contracts

Accounting Policies

Premium Revenue Recognition

        Premiums are received either upfront or in installments over the life of the contract. Accounting policies for financial guaranty contracts that meet the definition of insurance are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty. Accounting for financial guaranty contracts that do not meet the FASB definition of a derivative are subject to industry specific guidance which prescribes revenue recognition and loss measurement and recognition methodologies.

        The amount of unearned premium reserve at contract inception is determined as follows:

  •
  For upfront premium financial guaranty insurance contracts originally underwritten by the Company, it is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

  •
  For installment premium financial guaranty insurance contracts originally underwritten by the Company it is the present value of either (1) contractual premiums due or (2) premiums expected to be collected over the life of the contract. The contractual term is used to estimate the present value of future premiums unless the obligations underlying the financial guaranty contract represent homogeneous pools of assets for which prepayments are contractually prepayable, the amount of prepayments are probable, and the timing and amount of prepayments can be reasonably estimated. When the Company makes a significant adjustment to prepayment assumptions, or expected premium collections, it recognizes a prospective change in premium revenues. When the Company adjusts prepayment assumptions, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the deal.

        The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When the issuer of an insured financial obligation retires the insured financial obligation before its maturity, the financial guaranty insurance contract on the retired financial obligation is extinguished. The Company immediately recognizes any nonrefundable unearned premium reserve related to that contract as premium revenue and recognizes any associated acquisition costs previously deferred as an expense.

        In the Company's assumed businesses, the Company estimates the ultimate written and earned premiums to be received from a ceding company at the end of each quarterly reporting period. A portion of the premiums must be estimated because some of the companies that cede to Assured Guaranty report premium data between 30 and 90 days after the end of the reporting period. Earned premium reported in the Company's consolidated statements of operations are based upon reports received from ceding companies supplemented by the Company's own estimates of premium for which ceding company reports have not yet been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance amounts, the Company assesses the credit quality and liquidity of the company that the premiums are assumed from as well as the impact of any potential regulatory constraints to determine the collectability of such amounts.

        Unearned premium reserve ceded to reinsurers is recorded as an asset called "ceded unearned premium reserve." The corresponding income statement recognition is included with the direct and assumed business in "net earned premiums."

Loss and Loss Adjustment Expense Reserve

        Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for a contract is only recorded when expected losses to be paid in the future exceed the unearned premium reserve on a contract by contract basis.

        "Expected loss to be paid" represents the Company's discounted expected future cash outflows for claim payments, net of expected salvage and subrogation expected to be recovered. See "—Salvage and Subrogation Recoverable" below.

        The "expected loss to be paid" is equal to the present value of expected future net cash outflows to be paid under the contract using the current risk-free rate. That current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in loss development. Expected net cash outflows are probability-weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected net cash outflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Salvage and Subrogation Recoverable

        When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the "expected loss to be paid" on the contract. Such reduction in expected to be paid can result in one of the following:

  •
  a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

  •
  no entry recorded, if "expected loss to be paid" is not in excess of unearned premium reserve, or

  •
  the recording of a salvage asset with a benefit to the income statement if the expected loss is in a net cash inflow position at the reporting date.

        To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, including the examination of additional loan files and our experience in recovering loans put back to the originator, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded.

Policy Acquisition Costs

        Costs that vary with and are directly related to the production of new financial guaranty contracts that meet the definition of insurance are deferred and amortized in relation to earned premiums. These costs include direct and indirect expenses such as ceding commissions, and the cost of underwriting and marketing personnel. Management uses its judgment in determining the type and amount of cost to be deferred. The Company conducts an annual study to determine which operating costs vary with, and are directly related to, the acquisition of new business, and therefore qualify for deferral. Ceding commission income on business ceded to third party reinsurers reduces policy acquisition costs and is deferred. Expected losses, LAE and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of deferred acquisition cost ("DAC.") When an insured issue is retired early, the remaining related DAC is expensed at that time. Ceding commission expense and income associated with future installment premiums on assumed and ceded business, respectively, are calculated at their contractually defined rates and recorded in DAC on the consolidated balance sheets with a corresponding offset to net premium receivable or reinsurance balances payable.

        In October 2010, the FASB adopted Accounting Standards Update ("Update") No. 2010-26. The amendment in the Update specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include direct costs of contract acquisition that result directly from and are essential to the contract transaction and would not have been incurred by the insurance entity had the contract transaction not occurred. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs should be charged to expense as incurred. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company is adopting this new guidance on January 1, 2012 and estimates that the after-tax cumulative effect on opening retained earnings on that date to be a decrease of $44 million to $53 million and the pre-tax cumulative effect on DAC to be a decrease of $70 million to $80 million. The Company is adopting this guidance with retrospective application and will revise previously issued historical financial statements in future filings.

Financial Guaranty Insurance Premiums and Losses

        The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of derivative contracts. Amounts presented in this Note relate to financial guaranty insurance contracts. Tables presented herein also present reconciliations to financial statement line items for other less significant types of insurance.

 Net Earned Premiums

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Scheduled net earned premiums	$72.0	$95.9	$78.7
Acceleration of premium earnings	15.1	4.3	53.8
Accretion of discount on net premiums receivable	6.1	6.4	6.2

Total financial guaranty	93.2	106.6	138.7
Other	—	0.1	—

Total net earned premiums(1)	$93.2	$106.7	$138.7

(2)
Excludes $1.1 million in 2011 and $1.4 million in 2010 related to consolidated FG VIEs.

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Balance, beginning of period, December 31	$269.6	$351.4	$12.4
Change in accounting(1)	—	(9.2)	360.5

Balance beginning of the period, adjusted	269.6	342.2	372.9
Premium written, net(2)	57.8	76.2	594.0
Premium payments received, net	(46.6)	(99.5)	(601.5)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	(56.7)	(54.0)	(29.3)
Accretion of discount	8.4	10.0	9.3
Foreign exchange translation	(0.3)	(3.5)	6.8
Consolidation of FG VIEs	(2.8)	(0.8)	—
Other adjustments	2.5	(1.0)	(0.8)

Balance, end of period, December 31(3)	231.9	$269.6	$351.4

(1)
Represents elimination of premium receivable at January 1, 2010 related to consolidated FG VIEs upon the adoption of the new accounting guidance and the adoption of the financial guaranty insurance accounting model on January 1, 2009.

(2)
Includes $16.1 million of premium written related to financial guaranty insurance contracts which replaced existing credit derivative contracts in 2011.

(3)
Excludes $10.7 million as of December 31, 2011 and $9.6 million as of December 31, 2010 related to consolidated FG VIEs.

        Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 9% and 12% of installment premiums at December 31, 2011 and 2010, respectively, are denominated in currencies other than the U.S. dollar, primarily in Euro and British Pound Sterling.

        Actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, refundings, accelerations, commutations and changes in expected lives.

Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions (Undiscounted)

December 31, 2011
(in millions)
2012 (January 1 - March 31)	$18.1
2012 (April 1 - June 30)	8.6
2012 (July 1 - September 30)	7.5
2012 (October 1 - December 31)	8.6
2013	30.3
2014	24.3
2015	21.6
2016	19.0
2017 - 2021	71.1
2022 - 2026	34.5
2027 - 2031	22.9
After 2031	26.2

Total(1)	$292.7

(1)
Excludes expected cash collections on FG VIEs of $12.6 million.

        The following table provides a schedule of the expected timing of the income statement recognition of financial guaranty insurance net unearned premium reserve and the present value of net expected losses to be expensed, pretax which are not included in loss and LAE reserve. The amount and timing of actual premium earnings and loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to consolidated FG VIEs.

 Expected Timing of Financial Guaranty Insurance
Premium and Loss Recognition

	As of December 31, 2011
	Scheduled Net Earned Premium	Net Expected Loss to be Expensed	Net
	(in millions)
2012 (January 1 - March 31)	$15.5	$0.4	$15.1
2012 (April 1 - June 30)	17.4	0.3	17.1
2012 (July 1 - September 30)	17.4	0.3	17.1
2012 (October 1 - December 31)	17.1	0.3	16.8

Subtotal 2012	67.4	1.3	66.1
2013	64.7	1.3	63.4
2014	58.8	1.1	57.7
2015	54.7	1.0	53.7
2016	50.6	1.0	49.6
2017 - 2021	205.1	3.5	201.6
2022 - 2026	140.8	2.1	138.7
2027 - 2031	93.4	1.5	91.9
After 2031	90.6	1.2	89.4

Total present value basis(1)(2)	826.1	14.0	812.1
Discount	39.9	37.9	2.0

Total future value	$866.0	$51.9	$814.1

(1)
Balances represent discounted amounts.

(2)
Consolidation of FG VIEs resulted in reductions of $9.6 million in future scheduled amortization of unearned premium reserve and $3.1 million in net present value of expected loss to be expensed.

Selected Information for Policies Paid in Installments

	As of December 31,
	2011	2010
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$231.9	$269.6
Gross unearned premium reserve	219.3	269.1
Weighted-average risk-free rate used to discount premiums	3.1	2.9
Weighted-average period of premiums receivable (in years)	8.0	8.3

 Rollforward of Deferred Acquisition Costs

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Balance, beginning of period	$57.9	$45.2	$79.0
Change in accounting(1)	—	—	(25.2)

Balance beginning of the period, adjusted	57.9	45.2	53.8
Costs deferred during the period:
Ceded and assumed commissions	(5.0)	0.3	(31.2)
Premium taxes	2.8	4.3	14.2
Compensation and other acquisition costs	12.3	25.2	25.7

Total	10.1	29.8	8.7
Costs amortized during the period	(15.2)	(16.2)	(6.7)
Foreign exchange translation	0.0	(0.9)	(10.4)
Other	—	—	(0.2)

Balance, end of period	$52.8	$57.9	$45.2

(1)
Represents the effect of the adoption of financial guaranty accounting guidance on January 1, 2009.

Loss Estimation Process

        The Company's loss reserve committees estimate expected loss to be paid for its financial guaranty exposures. Surveillance personnel present analysis related to potential losses to the Company's loss reserve committees for consideration in estimating the expected loss to be paid. Such analysis includes the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company's view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company's view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company's loss reserve committees review and refresh the estimate of expected loss to be paid each quarter. The Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

        The following table presents a roll forward of the present value of net expected loss to be paid for financial guaranty insurance contracts by sector. Net expected loss to be paid is the estimate of the present value of future claim payments, net of reinsurance and net of salvage and subrogation which includes the present value benefit of estimated recoveries for breaches of R&W. The Company used weighted-average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 3.27% as of December 31, 2011 and 0.0% to 5.34% as of December 31, 2010.

Financial Guaranty Insurance
Present Value of Net Expected Loss to be Paid
Roll Forward by Sector(1)

	Net Expected Loss to be Paid as of December 31, 2010(4)	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of December 31, 2011(4)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0.8	$0.3	$—	$1.1
Alt-A first lien	28.8	5.7	(2.2)	32.3
Option ARM	49.6	(35.3)	(0.1)	14.2
Subprime	28.8	(25.6)	(0.2)	3.0

Total first lien	108.0	(54.9)	(2.5)	50.6
Second lien:
Closed-end second lien	(6.3)	(6.3)	(35.4)	(48.0)
HELOCs	(118.3)	35.2	103.3	20.2

Total second lien	(124.6)	28.9	67.9	(27.8)

Total U.S. RMBS	(16.6)	(26.0)	65.4	22.8
Other structured finance	27.5	31.2	(4.7)	54.0
Public finance	47.3	(19.3)	(4.0)	24.0

Total	$58.2	$(14.1)	$56.7	$100.8

	Net Expected Loss to be Paid as of December 31, 2009	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of December 31, 2010(4)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$0.8	$—	$0.8
Alt-A first lien	20.6	7.4	0.8	28.8
Option ARM	17.4	32.5	(0.3)	49.6
Subprime	16.9	12.8	(0.9)	28.8

Total first lien	54.9	53.5	(0.4)	108.0
Second lien:
Closed-end second lien	17.4	16.1	(39.8)	(6.3)
HELOCs	(104.8)	47.5	(61.0)	(118.3)

Total second lien	(87.4)	63.6	(100.8)	(124.6)

Total U.S. RMBS	(32.5)	117.1	(101.2)	(16.6)
Other structured finance	19.7	10.3	(2.5)	27.5
Public finance	55.8	20.3	(28.8)	47.3

Total	$43.0	$147.7	$(132.5)	$58.2

(1)
Amounts include all expected payments whether or not the insured transaction VIE is consolidated.

(2)
Economic loss development includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

(3)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(4)
Includes expected LAE to be paid for mitigating claim liabilities of $8.7 million as of December 31, 2011 and $4.9 million as of December 31, 2010.

        The table below provides a reconciliation of expected loss to be paid to expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid because the payments have been made but have not yet been expensed, (2) for transactions with a net expected recovery, the addition of claim payments that have been made (and therefore are not included in expected loss to be paid) that are expected to be recovered in the future (and therefore have also reduced expected loss to be paid), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

 Reconciliation of Present Value of Net Expected Loss to be Paid
and Net Present Value of Net Expected Loss to be Expensed

	As of December 31,
	2011	2010
	(in millions)
Net expected loss to be paid	$100.8	$58.2
Less: net expected loss to be paid for FG VIEs	(46.4)	9.4

Total	147.2	48.8
Salvage and subrogation recoverable	49.7	184.0
Ceded salvage and subrogation recoverable(1)	(19.6)	(52.4)
Loss and LAE reserve	(294.9)	(230.0)
Reinsurance recoverable on unpaid losses	131.6	67.0

Net expected loss to be expensed(2)	$14.0	$17.4

(1)
Recorded in reinsurance balances payable on the consolidated balance sheet.

(2)
Excludes $3.1 million and $0.8 million as of December 31, 2011 and 2010, respectively, related to consolidated FG VIEs.

The Company's Approach to Projecting Losses in U.S. RMBS

        The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

        The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the "liquidation rate." Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

        Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates, then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal repayments, and defaults.

        In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections "U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien" and "U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime".

        The Company is in the process of enforcing, claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access or believes it will attain access to the underlying mortgage loan files. Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement) or where it is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. In second lien RMBS transactions where there is no agreement or advanced discussions, this credit is based on a percentage of actual repurchase rates achieved across those transactions where material repurchases have been made, while in first lien RMBS transactions where there is no agreement or advanced discussions, this credit is estimated by reducing collateral losses projected by the Company to reflect a percentage of the recoveries the Company believes it will achieve, based on the number of breaches identified to date and incorporated scenarios based on the amounts the Company was able to negotiate under the Bank of America Agreement. The first lien approach is different from the second lien approach because the Company's first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses generally increases the R&W credit calculated by the Company for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under "Breaches of Representations and Warranties" below.

        The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction's collateral pool to project the Company's future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Year-End 2011 U.S. RMBS Loss Projections

        The shape of the RMBS loss projection curves used by the Company in both the year end 2011 and the year end 2010 assume that the housing and mortgage markets will eventually improve. The Company retained the same general shape of the RMBS loss projection curves at year end 2011 as at year end 2010, reflecting the Company's view, based on its observation of continued elevated levels of early stage delinquencies, that the housing and mortgage market recovery is occurring at a slower than previously expected pace. Over the course of 2011 the Company also made a number of changes to its RMBS loss projection assumptions reflecting that same view of the housing and mortgage markets.

        The scenarios the Company used to project RMBS collateral losses for second lien RMBS transactions at year end 2011 were essentially the same as those it used at year end 2010, except that based on its observation of the continued elevated levels of early stage delinquencies, (i) as noted above, the Company retained the same general shape of its RMBS loss projection curves, (ii) the Company in 2011 increased its base case expected period for reaching the final conditional default rate; and (iii) the Company adjusted the probability weightings it applied from year-end 2010 to reflect the changes to those scenarios. Taken together, the changes in assumptions between year-end 2010 and 2011 had the effect of reflecting a slower recovery in the housing market than had been assumed at the beginning of the year.

        The Company used the same general approach to project RMBS collateral losses for first lien RMBS transactions at year end 2011 as it did at year end 2010, except that (i) as noted above, based on its observation of the continued elevated levels of early stage delinquencies, the Company retained the same general shape of its RMBS loss projection curves; (ii) based on its observation of increased loss severity rates, the Company increased its projected loss severity rates in various of its scenarios; and (iii) based on its observation of liquidation rates, the Company decreased the liquidation rates it applies to non-performing loans (the Company made this change at year-end 2011). Finally, again reflecting continued high levels of early stage delinquencies and increased loss severity rates, the Company added a more stressful scenario at year-end 2011 reflecting an even slower potential recovery in the housing and mortgage markets. Additionally, the Company's year-end 2011 base case is a scenario that in previous quarters was assumed to be one of the stress scenarios. Taken together, the changes in assumptions between year-end 2010 and 2011 had the effect of (a) reflecting a slower recovery in the housing market than had been assumed at the beginning of the year and (b) for subprime transactions increasing the initial loss severities in most scenarios from 80% to 90% and for other first lien transactions increasing initial loss severities from 60% to 65% and peak loss severities in a stress case from 60% to 75%.

        The Company also used generally the same methodology to project the credit received for recoveries in R&W at year-end 2011 as was used at year-end 2010. The primary difference relates to the execution of the Bank of America Agreement and the inclusion of the terms of the agreement as a potential scenario in transactions not covered by the Bank of America as well as incorporating the projected terms of a potential agreement with another entity. Compared with year-end 2010, the Company calculated R&W credits for seven more first lien transactions where either it obtained loan files, concluded it had the right to obtain loan files that it had not previously concluded were accessible or anticipates receiving a benefit due to an agreement or potential agreement with an R&W provider.

Year-End 2010 U.S. RMBS Loss Projections

        The Company retained the same general shape of the RMBS loss projection curves at year end 2010 as at year end 2009, reflecting the Company's view, based on its observation of continued elevated levels of early stage delinquencies, that the housing and mortgage market recovery was occurring at a slower than previously expected pace. The specific shape of those curves was adjusted in the second quarter 2010 to reflect the Company's view that it was observing the beginning of an improvement in the housing and mortgage markets, and this specific shape of the loss projection curves was retained at year-end 2010. However, in the fourth quarter 2010, due to the Company's concerns about the timing and strength of any recovery in the mortgage and housing markets, the Company adjusted the probability weightings it applied to its scenarios to reflect a somewhat more pessimistic view. Also in the fourth quarter 2010 the Company increased its initial subprime loss severity assumption to reflect recent experience. Taken together, the changes in the assumptions between year-end 2009 and 2010 had the effect of (a) reflecting a slower recovery in the housing market than had been assumed at the beginning of the year and (b) increasing the assumed initial loss severities for subprime transactions from 70% to 80%.

        The Company also used generally the same methodology to project the credit received for recoveries on R&W at year-end 2010 as it used at year-end 2009. Other than the impact of the increase in projected collateral defaults on the calculation of the credit, the primary difference relates to the population of transactions the Company included in its R&W credits. The Company added credits for four second lien transactions: two transactions where a capital infusion of the provider of the R&W made that company financially viable in the Company's opinion and another two transactions where the Company obtained loan files that it had not previously concluded were accessible. The Company added credits for four first lien transactions where it has obtained loan files that it had not previously concluded were accessible. The Company also refined some of the assumptions in the calculation of the amount of the credit to reflect actual experience.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

        The Company insures two types of second lien RMBS: those secured by HELOCs and those secured by closed-end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a closed-end second lien. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company's most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America. See "—Breaches of Representations and Warranties."

        The delinquency performance of HELOC and closed-end second lien exposures included in transactions insured by the Company began to deteriorate in 2007, and such transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company's original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historically high levels, in many second lien RMBS projected losses now exceed those structural protections.

        The Company believes the primary variables affecting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W (or agreements with R&W providers related to such obligations). Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as conditional prepayment rate of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company's assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

        The following table shows the key assumptions used in the calculation of estimated expected loss to be paid for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC Key Variables	As of December 31, 2011	As of December 31, 2010	As of December 31, 2009
Plateau conditional default rate	6.4 - 21.1%	10.0 - 19.4%	14.8 - 32.3%
Final conditional default rate trended down to	0.5 - 2.2%	0.5 - 2.2%	0.5 - 2.2%
Expected period until final conditional default rate	36 months	24 months	21 months
Initial conditional prepayment rate	3.5 - 24.6%	3.9 - 17.5%	4.8 - 14.9%
Final conditional prepayment rate	10%	10%	10.0%
Loss severity	98%	98%	95%
Initial draw rate	0.0 - 0.4%	0.0 - 0.5%	0.4 - 0.7%

Closed-end second lien Key Variables	As of December 31, 2011	As of December 31, 2010	As of December 31, 2009
Plateau conditional default rate	6.9 - 24.8%	7.3 - 27.1%	34.0 - 44.2%
Final conditional default rate trended down to	3.5 - 9.2%	2.9 - 8.1%	3.5 - 8.1%
Expected period until final conditional default rate	36 months	24 months	21 months
Initial conditional prepayment rate	0.9 - 14.7%	1.3 - 9.7%	0.8 - 2.4%
Final conditional prepayment rate	10%	10%	10.0%
Loss severity	98%	98%	95%

(1)
Represents assumptions for most heavily weighted scenario (the "base case").

        In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally "charged off" (treated as defaulted) by the securitization's servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding 12 months' liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a conditional default rate. The first four months' conditional default rate is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the conditional default rate is calculated using the average 30-59 day past due balances for the prior three months. An average of the third, fourth and fifth month conditional default rates is then used as the basis for the plateau period that follows the embedded five months of losses.

        As of December 31, 2011, for the base case scenario, the conditional default rate (the "plateau conditional default rate") was held constant for one month. Once the plateau period has ended, the conditional default rate is assumed to gradually trend down in uniform increments to its final long-term steady state conditional default rate. In the base case scenario, the time over which the conditional default rate trends down to its final conditional default rate is 30 months compared with 18 months at year-end 2010 and year-end 2009). Therefore, the total stress period for second lien transactions is 36 months, comprising five months of delinquent data, a one month plateau period and 30 months of decrease to the steady state conditional default rate. This is 12 months longer than the 24 months of total stress period used at year-end 2010 and year-end 2009. The long-term steady state conditional default rates are calculated as the constant conditional default rates that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as the year-end 2010 but less than the 5% assumed at year-end 2009.

        The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current conditional prepayment rate is assumed to continue until the end of the plateau before gradually increasing to the final conditional prepayment rate over the same period the conditional default rate decreases. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant. The final conditional prepayment rate is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company's continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the conditional prepayment rate at year-end 2010. To the extent that prepayments differ from projected levels it could materially change the Company's projected excess spread and losses.

        The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to a final draw rate over a period of three months. The final draw rates were assumed to range from 0.0% to 0.5%.

        In estimating expected losses, the Company modeled and probability weighted three possible conditional default rate curves applicable to the period preceding the return to the long-term steady state conditional default rate. Given that draw rates have been reduced to levels below the historical average and that loss severities in these products have been higher than anticipated at inception, the Company believes that the level of the elevated conditional default rate and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

        At year-end 2011, the Company's base case assumed a one month conditional default rate plateau and a 30 month ramp-down (for a total stress period of 36 months). Increasing the conditional default rate plateau to four months and keeping the ramp-down at 30 months (for a total stress period of 39 months) would increase the expected loss by approximately $8.7 million for HELOC transactions and $1.0 million for closed-end second lien transactions. On the other hand, keeping the conditional default rate plateau at one month but decreasing the length of the conditional default rate ramp-down to a 24 month assumption (for a total stress period of 30 months) would decrease the expected loss by approximately $8.2 million for HELOC transactions and $1.0 million for closed-end second lien transactions.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

        First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one-to-four family homes supporting the transactions. The collateral supporting "subprime RMBS" transactions consists of first-lien residential mortgage loans made to subprime borrowers. A "subprime borrower" is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as "Alt-A first lien." The collateral supporting such transactions consists of first-lien residential mortgage loans made to "prime" quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to amortize the loan negatively (i.e., increase the amount of principal owed), the transaction is referred to as an "Option ARM." Finally, transactions may be composed primarily of loans made to prime borrowers. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral that differs in priority from the majority of the collateral.

        The performance of the Company's first lien RMBS exposures began to deteriorate in 2007 and such transactions, particularly those originated in the period from 2005 through 2007 continue to perform below the Company's original underwriting expectations. The Company currently projects first lien collateral losses many times those expected at the time of underwriting. While insured securities benefited from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections.

        The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). An increase in non-performing loans beyond that projected in the previous period is one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The Company arrived at its liquidation rates based on data in Loan Performance and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The Loan Performance securities databases, provided by CoreLogic, Inc., are said to be the industry's largest and most comprehensive and include loan-level data on more than $2.2 trillion in mortgage-backed and asset-backed securities (more than 90% of the market) as well as analytical tools designed to help evaluate that data. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company projects these liquidations to occur over two years. For year-end 2011 the Company reviewed data in Loan Performance and, based on that data, determined that its liquidation rate assumptions needed to be updated. The following table shows liquidation assumptions for various delinquency categories.

 First Lien Liquidation Rates

	December 31, 2011	December 31, 2010	December 31, 2009
30 - 59 Days Delinquent
Alt-A and Prime	35%	50%	50%
Option ARM	50	50	50
Subprime	30	45	45
60 - 89 Days Delinquent
Alt-A and Prime	55	65	65
Option ARM	65	65	65
Subprime	45	65	65
90+ Days Delinquent
Alt-A and Prime	65	75	75
Option ARM	75	75	75
Subprime	60	70	70
Bankruptcy
Alt A and Prime	55	75	75
Option ARM	70	75	75
Subprime	50	70	70
Foreclosure
Alt-A and Prime	85	85	85
Option ARM	85	85	85
Subprime	80	85	85
Real Estate Owned (REO)
All	100	100	100

        While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a conditional default rate trend. The start of that conditional default rate trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant conditional default rate (i.e., the conditional default rate plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The conditional default rate thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the conditional default rate curve used to project defaults of the presently performing loans.

        In the base case, each transaction's conditional default rate is projected to improve over 12 months to an intermediate conditional default rate (calculated as 20% of its conditional default rate plateau, which was a stress case in prior periods when 15% was used in the base case); that intermediate conditional default rate is held constant for 36 months and then trails off in steps to a final conditional default rate of 5% of the conditional default rate plateau. Under the Company's methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected conditional default rate trend after the first 24 month period represent defaults attributable to borrowers that are currently performing.

        Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming that these historic high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. (Based on these observations, the Company has increased its loss severity assumptions for year-end 2011 as compared to year-end 2010 and 2009 as shown in the table below.) The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in December 2012, and in the base case scenario, decline over two years to 40%.

        The following table shows the key assumptions used in the calculation of expected loss to be paid for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2011	As of December 31, 2010	As of December 31, 2009
Alt-A First Lien
Plateau conditional default rate	2.8% - 15.8%	2.6% - 16.7%	1.5% - 19.6%
Intermediate conditional default rate	0.6% - 3.2%	0.4% - 2.5%	0.2% - 2.9%
Final conditional default rate	0.1% - 0.8%	0.1% - 0.8%	0.1% - 1.0%
Initial loss severity	65%	60%	60%
Initial conditional prepayment rate	1.1% - 24.4%	0.0% - 36.5%	0.0% - 20.5%
Final conditional prepayment rate	15%	10%	10%
Option ARM
Plateau conditional default rate	12.4% - 26.0%	11.7% - 32.3%	14.4% - 21.9%
Intermediate conditional default rate	2.5% - 5.2%	1.8% - 4.8%	2.2% - 3.3%
Final conditional default rate	0.6% - 1.3%	0.6% - 1.6%	0.7% - 1.1%
Initial loss severity	65%	60%	60%
Initial conditional prepayment rate	0.3% - 6.4%	1.0% - 17.7%	0.3% - 1.4%
Final conditional prepayment rate	15%	10%	10%
Subprime
Plateau conditional default rate	8.6% - 13.8%	9.0% - 13.6%	7.1% - 12.1%
Intermediate conditional default rate	1.7% - 2.8%	1.3% - 2.0%	1.1% - 1.8%
Final conditional default rate	0.4% - 0.7%	0.4% - 0.7%	0.4% - 0.6%
Initial loss severity	90%	80%	70%
Initial conditional prepayment rate	0.0% - 16.3%	1.2% - 13.5%	0.5% - 12.0%
Final conditional prepayment rate	15%	10%	10%

        The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the conditional prepayment rate follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final conditional prepayment rate, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant.

        The ultimate performance of the Company's first lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the loss projections for those transactions based on actual performance and management's estimates of future performance.

        In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed conditional prepayment rates and the speed of recovery of loss severity rates. Due to concerns about the potential for a slower recovery in home prices than it had previously modeled, the Company incorporated a fifth scenario this quarter. As a result the Company adjusted its scenario probability weightings, which had the effect of shifting its base case to a scenario that had been considered a stress scenario in prior periods. The Company probability weighted a total of five scenarios (including its base case) at year-end 2011, one more than it weighted in prior periods.

        In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $3.7 million for Alt-A first liens, $5.1 million for Option ARM, $0.1 million for subprime and $0.5 million for prime transactions. In an even more stressful scenario where other loss severities were assumed to recover over six years (and subprime severities were assumed to recover only to 60% and other assumptions were the same as the other stress scenario), expected loss to be paid would increase from current projections by approximately $9.6 million for Alt-A first liens, $13.5 million for Option ARM, $0.1 million for subprime and $1.3 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years (the same scenario used for the base case at year-end 2010) , expected loss to be paid would decrease from current projections by approximately $0.5 million for Alt-A first lien, $1.5 million for Option ARM, $0.2 million for subprime and $0.1 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, expected loss to be paid would decrease from current projections by approximately $3.1 million for Alt-A first lien, $5.3 million for Option ARM, $0.3 million for subprime and $0.5 million for prime transactions.

Breaches of Representations and Warranties

        The Company is pursuing reimbursements for breaches of R&W regarding loan characteristics. Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company's original expectations. The Company has employed several loan file diligence firms and law firms as well as devoted internal resources to review the mortgage files surrounding many of the defaulted loans. The Company's success in these efforts resulted in two negotiated agreements, in respect of the Company's R&W claims, including one on April 14, 2011 with Bank of America as described under "Recoveries for Breaches of Representations and Warranties" in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments.

        For the RMBS transactions as to which the Company had not settled its claims for breaches of R&W as of December 31, 2011, the Company had performed a detailed review of approximately 4,200 second lien and 2,500 first lien non-performing loan files, representing approximately $295 million in second lien and $539 million in first lien outstanding par of non-performing loans underlying insured transactions. The Company identified approximately 3,800 second lien transaction loan files and approximately 2,300 first lien transaction loan files that breached one or more R&W regarding the characteristics of the loans, such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination. The Company continues to review new files as new loans become non-performing and as new loan files are made available to it. The Company generally obtains the loan files from the originators or servicers (including master servicers). In some cases the Company requests loan files via the trustee, which then requests the loan files from the originators and/or servicers. On second lien loans, the Company requests loan files for all charged-off loans. On first lien loans, the Company requests loan files for all severely (60+ days) delinquent loans and all liquidated loans. Recently, the Company started requesting loan files for all the loans (both performing and non-performing) in certain deals to limit the number of requests for additional loan files as the transactions season and loans charge-off, become 60+ days delinquent or are liquidated. (The Company takes no repurchase credit for R&W breaches on loans that are expected to continue to perform.) As of December 31, 2011, excluding settled transactions, the Company had reached agreement with R&W providers for the repurchase of $10.2 million of second lien and $3.1 million of first lien mortgage loans. The $10.2 million for second lien loans represents the calculated repurchase price for 99 loans and the $3.1 million for first lien loans represents the calculated repurchase price for 14 loans. The repurchase proceeds are paid to the RMBS transactions and distributed in accordance with the payment priorities set out in the transaction agreements, so the proceeds are not necessarily allocated to the Company on a dollar-for-dollar basis. Much of the repurchase proceeds already agreed to by R&W providers other than Bank of America have already been paid to the RMBS transactions.

        The Company has included in its net expected loss estimates as of December 31, 2011 an estimated benefit from loan repurchases related to breaches of R&W $208.5 million, which includes amounts from Bank of America. Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement) or, where potential recoveries may be higher due to settlements, that benefit is based on the agreement or probability of a potential agreement. For other transactions, the amount of benefit recorded as a reduction of expected losses was calculated by extrapolating each transaction's breach rate on defaulted loans to projected defaults and applying a percentage of the recoveries the Company believes it will receive. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. These amounts reflect payments made pursuant to the negotiated transaction agreements and not payments made pursuant to legal settlements. See "—Recovery Litigation" below for a description of the related legal proceedings the Company has commenced.

        The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company's estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized.

        The calculation of expected recovery from breaches of R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. The Company did not include any recoveries related to breaches of R&W in amounts greater than the losses it expected to pay under any given cash flow scenario. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. In all cases, recoveries were limited to amounts paid or expected to be paid by the Company. In circumstances where potential recoveries may be higher due to settlements, the Company may adjust its recovery assumption for R&W.

Balance Sheet Classification of R&W Benefit, Net of Reinsurance

	As of December 31, 2011			As of December 31, 2010
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet
	(dollars in millions)
Salvage and subrogation recoverable	$86.0	$(57.3)	$28.7	$136.9	$(7.6)	$129.3
Loss and LAE reserve	121.3	(37.2)	84.1	114.4	(39.6)	74.8
Unearned premium reserve	1.2	(1.2)	—	3.2	(1.1)	2.1

Total	$208.5	$(95.7)	$112.8	$254.5	$(48.3)	$206.2

        The following table represents the Company's total estimated R&W recoveries netted in expected loss to be paid, from defective mortgage loans included in certain first and second lien U.S. RMBS loan securitizations that it insures.

Roll Forward of Estimated Benefit from Recoveries from Representation and Warranty Breaches,
Net of Reinsurance

	Future Net R&W Benefit at December 31, 2010	R&W Development and Accretion of Discount During 2011	R&W Recovered During 2011(1)	Future Net R&W Benefit at December 31, 2011(2)
	(in millions)
Prime first lien	$0.6	$0.9	$—	$1.5
Alt-A first lien	10.1	7.2	(0.8)	16.5
Option ARM	14.3	81.1	(20.0)	75.4
Subprime	—	—	—	—
Closed-end second lien	67.0	22.4	—	89.4
HELOC	162.5	20.9	(157.7)	25.7

Total	$254.5	$132.5	$(178.5)	$208.5

	Future Net R&W Benefit at December 31, 2009	R&W Development and Accretion of Discount During 2010	R&W Recovered During 2010(1)	Future Net R&W Benefit at December 31, 2010
	(in millions)
Prime first lien	$—	$0.6	$—	$0.6
Alt-A first lien	8.8	1.3	—	10.1
Option ARM	16.3	13.6	(15.6)	14.3
Subprime	—	—	—	—
Closed-end second lien	64.2	2.8	—	67.0
HELOC	193.4	(2.9)	(28.0)	162.5

Total	$282.7	$15.4	$(43.6)	$254.5

(1)
Gross amounts recovered are $245.6 million and $63.5 million for year ended December 31, 2011 and 2010, respectively.

(2)
Includes R&W benefit of $60.2 million attributable to transactions covered by the Bank of America Agreement.

Financial Guaranty Insurance U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of December 31,		Debt Service as of December 31,
	2011	2010	2011	2010
	(dollars in millions)
Prime first lien	1	1	$26.2	$28.6
Alt-A first lien	11	6	397.9	353.3
Option ARM	2	1	202.0	67.9
Subprime	—	—	—	—
Closed-end second lien	2	2	119.7	156.5
HELOC	3	3	480.9	492.3

Total	19	13	$1,226.7	$1,098.6

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

 Components of R&W Development

	Year Ended December 31,
	2011	2010
	(in millions)
Inclusion of new deals with breaches of R&W during period	$23.5	$0.6
Change in recovery assumptions as the result of additional file review and recovery success	(16.6)	18.3
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(5.4)	(4.5)
Results of settlements	128.7	—
Accretion of discount on balance	2.3	1.0

Total	$132.5	$15.4

        The R&W development during 2011 resulted in large part from the Bank of America Agreement executed on April 14, 2011 related to the Company's R&W claims and described under "Recoveries for Breaches of Representations and Warranties" in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments. The benefit of the Bank of America Agreement is included in the R&W credit for the transactions directly affected by the agreement. In addition, the Bank of America Agreement caused the Company to increase the probability of successful pursuit of R&W claims against other providers where the Company believed those providers were breaching at a similar rate. The remainder of the development during 2011 primarily relates to changes in recovery assumptions due to the inclusion of the terms of the Bank of America Agreement as a potential scenario for other transactions and to reflect advanced discussions with other R&W providers.

        The R&W development during 2010 primarily resulted from an increase in loan file reviews andincreased success rates in putting back loans with breaches of R&W. The Company has reflected one additional transaction during 2010 which resulted in approximately $0.6 million of the development. Changes in assumptions generally relate to an increase in loan file reviews and increased success rates in putting back loans.

        The Company assumes that recoveries on HELOC and closed-end second lien loans that were not subject to the Bank of America Agreement will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions. Recoveries on second lien transactions subject to the Bank of America Agreement will be paid in full by March 31, 2012.

        As of December 31, 2011, cumulative collateral losses on eight first lien RMBS transactions executed as financial guaranties and subject to the Bank of America Agreement were approximately $77.1 million. The Company estimates that cumulative projected collateral losses for these first lien transactions will be $258.3 million, which will result in estimated gross expected losses to the Company of $78.1 million before considering R&W recoveries from Bank of America, and $15.6 million after considering such R&W recoveries, all on a discounted basis. As of December 31, 2011, the Company had not paid any claims on these transactions and therefore had not collected any amounts under the Bank of America Agreement.

Student Loan Transactions

        The Company has insured or reinsured $1.2 billion net par of student loan securitizations, $0.6 billion issued by private issuers and classified as asset-backed and $0.6 billion issued by public authorities and classified as public finance. Of these amounts, $7.5 million and $37.0 million, respectively, are rated BIG. The Company is projecting approximately $0.4 million of net expected loss to be paid in these portfolios. In general the losses are due to: (i) the poor credit performance of private student loan collateral; (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The decrease of approximately $0.5 million in net expected loss during 2011 is due to favorable commutations achieved by the primary insurer on some transactions.

Trust Preferred Securities Collateralized Debt Obligations

        The Company has insured or reinsured $1.3 billion of net par of collateralized debt obligations ("CDOs") backed by TruPS and similar debt instruments, or "TruPS CDOs." Of that amount, $737.8 million is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts ("REITs") and other real estate related issuers.

        Of the $1.3 billion, $658.8 million related to TruPS CDOs which were converted in 2011 from CDS form to financial guaranty form. Included in the amount converted are most of the TruPS CDOs currently rated BIG, including two TruPS CDOs for which the Company is projecting losses. The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. For the year ended December 31, 2011, the Company has projected expected losses to be paid for TruPS CDOs that are accounted for as financial guaranty insurance of $9.9 million. The increase of approximately $10.4 million in expected loss during 2011 was driven primarily by the conversion of two TruPS CDOs with expected losses to financial guaranty form in June 2011, deterioration in the underlying collateral and a reduction in the risk free rate used to discount loss projections (which was partially offset by decreased London Interbank Offered Rate ("LIBOR") rates on floating rate notes).

"XXX" Life Insurance Transactions

        The Company's $491.0 million net par of XXX life insurance transactions include, as of December 31, 2011, $248.2 million rated BIG. The BIG "XXX" life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction, the monies raised by the sale of the bonds insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In order for the Company to incur an ultimate net loss on these transactions, adverse experience on the underlying block of life insurance policies and/or credit losses in the investment portfolio would need to exceed the level of credit enhancement built into the transaction structures. In particular, such credit losses in the investment portfolio could be realized in the event that circumstances arise resulting in the early liquidation of assets at a time when their market value is less than their intrinsic value.

        The BIG "XXX" life insurance transactions consist of Class A-2 Floating Rate Notes issued by Ballantyne Re p.l.c and Series A-1 Floating Rate Notes issued by Orkney Re II p.l.c ("Orkney Re II"). The Ballantyne Re and Orkney Re II XXX transactions had material amounts of their assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance provided by the investment manager, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2011, the Company's projected net expected loss to be paid is $34.6 million. The increase of approximately $14.9 million during 2011 is due primarily to deterioration in RMBS investments and a reduction of the risk free rate used to discount loss projections.

Other Notable Loss or Claim Transactions

        The preceding pages describe the asset classes in the financial guaranty portfolio that encompass most of the Company's projected losses. The Company also projects losses on, or is monitoring particularly closely, a number of other transactions, the most significant of which are described in the following paragraphs.

        The Company has net exposure to Jefferson County, Alabama of $187.6 million. On November 9, 2011, Jefferson County filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Alabama (Southern Division).

  •
  Most of AGC's exposure relates to $187.0 million of warrants issued by Jefferson County in respect of its sewer system, all of which is assumed. Jefferson County's sewer revenue warrants are secured by a pledge of the net revenues of the sewer system, and the bankruptcy court has affirmed that the net revenues constitute "special revenue" under Chapter 9. Therefore, the net revenues of the sewer system are not subject to an automatic stay during the pendency of the County's bankruptcy case. However, whether sufficient net revenues will be made available for the payment of regularly scheduled debt service will be a function of the bankruptcy court's determination of "necessary operating expenses" under the bankruptcy code and the valuation of the sewer revenue stream which the bankruptcy court ultimately approves. The Company has projected expected loss to be paid of $15.7 million as of December 31, 2011 and $33.0 million as of December 31, 2010 on the sewer revenue warrants, which is an estimate based on a number of probability-weighted scenarios. The decrease of approximately $17.3 million in expected loss during 2011 was due primarily to a change in the loss scenarios and weightings used by the Company in light of the legal developments described above as well as its view of the possibility of a restoration of a consensual settlement despite the bankruptcy filing and its view of the potential level of contribution of the various parties to any such consensual settlement.

  •
  The Company's remaining net exposure of $0.6 million relates to bonds issued by Jefferson County that are secured by, or payable from, certain revenues, taxes or lease payments that may have the benefit of a statutory lien or a lien on "special revenues" or other collateral. The Company projects approximately $0.3 million of expected loss to be paid as of December 31, 2011 and 2010 on these bonds.

        The Company expects that bondholder rights will be enforced. However, due to the early stage of the bankruptcy proceeding, and the circumstances surrounding Jefferson County's debt, the nature of the action is uncertain. The Company will continue to analyze developments in the matter closely.

        The Company insures a total of $86.7 million net par of securities backed by manufactured housing loans, a total of $83.7 million rated BIG. The Company has $5.4 million expected losses to be paid as of December 31, 2011 on 11 assumed transactions from 1998-2001.

        The Company has $8.9 million of net par exposure to The City of Harrisburg, Pennsylvania, all of which is BIG. The Company has not paid any claims to date and expects full recovery of any claims that may be paid in the future.

Recovery Litigation

RMBS Transactions

        As of the date of this filing, AGC has filed lawsuits with regard to the following five U.S. RMBS transactions insured by it, alleging breaches of R&W both in respect of the underlying loans in the transactions and the accuracy of the information provided to AGC, and failure to cure or repurchase defective loans identified by AGC to such persons:

  •
  ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 and ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL3 (both second lien transactions in which AGC has sued Deutsche Bank AG affiliate DB Structured Products, Inc. and ACE Securities Corp.);

  •
  SACO I Trust 2005-GP1 (a second lien transaction in which AGC has sued JPMorgan Chase & Co.'s affiliates EMC Mortgage LLC (formerly known as EMC Mortgage Corporation), J.P. Morgan Securities Inc. (formerly known as Bear, Stearns & Co. Inc.) and JPMorgan Chase Bank, N.A.); and

  •
  Bear Stearns Asset Backed Securities I Trust 2005-AC5 and Bear Stearns Asset Backed Securities I Trust 2005-AC6 (both first lien transactions in which AGC has sued EMC Mortgage LLC).

In these lawsuits, AGC seeks damages, including indemnity or reimbursement for losses.

        In October 2011, AGC and its affiliate AGM brought an action in the Supreme Court of the State of New York against DLJ Mortgage Capital, Inc. ("DLJ") and Credit Suisse Securities (USA) LLC ("Credit Suisse") with regard to six first lien U.S. RMBS transactions insured by them. The two insured by AGC are CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. The complaint alleges breaches of R&W by DLJ in respect of the underlying loans in the transactions, breaches of contract by DLJ and Credit Suisse in procuring falsely inflated shadow ratings (a condition to the issuance by AGC and AGM of its policies) by providing false and misleading information to the rating agencies, and failure by DLJ to cure or repurchase defective loans identified by AGC and AGM.

"XXX" Life Insurance Transactions

        In December 2008, Assured Guaranty (UK) Ltd. ("AGUK") filed an action against J.P. Morgan Investment Management Inc. ("JPMIM"), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. In January 2010, the court ruled against AGUK on a motion to dismiss filed by JPMIM, dismissing AGUK's claims for breaches of fiduciary duty and gross negligence on the ground that such claims are preempted by the Martin Act, which is New York's blue sky law, such that only the New York Attorney General has the authority to sue JPMIM. AGUK appealed and, in November 2010, the Appellate Division (First Department) issued a ruling, ordering the court's order to be modified to reinstate AGUK's claims for breach of fiduciary duty and gross negligence and certain of its claims for breach of contract, in each case for claims accruing on or after June 26, 2007. In December 2010, JPMIM filed a motion for permission to appeal to the Court of Appeals on the Martin Act issue; that motion was granted in February 2011. Both parties have submitted their papers in respect of the appeal and oral argument on the appeal has been set for November 2011. Separately, at the trial court level, a preliminary conference order related to discovery was entered in February 2011 and discovery is ongoing.

Net Loss Summary

        The following table provides information on loss and LAE reserves net of reinsurance and salvage and subrogation recoverable on the consolidated balance sheets.

Loss and LAE Reserve (Recovery)
Net of Reinsurance and Salvage and Subrogation Recoverable

	As of December 31, 2011			As of December 31, 2010
	Net Loss and LAE Reserve	Net Salvage and Subrogation Recoverable	Net	Net Loss and LAE Reserve	Net Salvage and Subrogation Recoverable	Net
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0.8	$—	$0.8	$0.6	$—	$0.6
Alt-A first lien	30.8	—	30.8	27.4	—	27.4
Option ARM	24.9	11.3	13.6	48.5	—	48.5
Subprime	3.1	0.2	2.9	27.2	—	27.2

Total first lien	59.6	11.5	48.1	103.7	—	103.7
Second lien:
Closed-end second lien	7.3	57.3	(50.0)	6.0	16.2	(10.2)
HELOC	37.4	18.7	18.7	2.3	120.7	(118.4)

Total second lien	44.7	76.0	(31.3)	8.3	136.9	(128.6)

Total U.S. RMBS	104.3	87.5	16.8	112.0	136.9	(24.9)
Other structured finance	52.3	6.0	46.3	24.0	2.3	21.7
Public finance	24.9	4.0	20.9	44.4	1.3	43.1

Total financial guaranty	181.5	97.5	84.0	180.4	140.5	39.9
Effect of consolidating FG VIEs	(18.2)	(67.4)	49.2	(17.4)	(8.9)	(8.5)

Total	$163.3	$30.1	$133.2	$163.0	$131.6	$31.4

        The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for financial guaranty insurance contracts. Amounts presented are net of reinsurance and net of the benefit for recoveries from breaches of R&W.

Loss and LAE Reported
on the Consolidated Statements of Operations

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Financial Guaranty:
U.S. RMBS:
First lien:
Prime first lien	$0.1	$0.5	$—
Alt-A first lien	5.3	7.0	13.2
Option ARM	(34.6)	32.1	7.9
Subprime	(23.5)	12.0	10.4

Total first lien	(52.7)	51.6	31.5
Second lien:
Closed-end second lien	(4.9)	4.0	38.5
HELOC	32.7	41.0	72.8

Total second lien	27.8	45.0	111.3

Total U.S. RMBS	(24.9)	96.6	142.8
Other structured finance	29.9	7.8	5.3
Public finance	(18.8)	9.5	47.6

Total financial guaranty	(13.8)	113.9	195.7
Other	—	0.1	—

Subtotal	(13.8)	114.0	195.7
Effect of consolidating FG VIEs	(3.5)	(4.5)	—

Total loss and LAE	$(17.3)	$109.5	$195.7

        The following table provides information on financial guaranty insurance and reinsurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2011

	BIG Categories
	BIG 1		BIG 2		BIG 3
							Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	83	(34)	38	(19)	52	(14)	173	—	173
Remaining weighted-average contract period (in years)	12.9	12.0	8.7	7.8	12.9	15.3	11.9	—	11.9
Net outstanding exposure:
Principal	$2,516.1	$(576.4)	$620.3	$(124.7)	$2,482.9	$(1,022.0)	$3,896.2	$—	$3,896.2
Interest	1,369.9	(247.8)	233.6	(41.2)	717.1	(189.0)	1,842.6	—	1,842.6

Total(2)	$3,886.0	$(824.2)	$853.9	$(165.9)	$3,200.0	$(1,211.0)	$5,738.8	$—	$5,738.8

Expected cash outflows (inflows)	$120.4	$(19.9)	$246.3	$(27.7)	$644.8	$(269.0)	$694.9	$(137.9)	$557.0
Potential recoveries(3)	(128.3)	20.4	(169.0)	14.4	(343.7)	66.1	(540.1)	167.9	(372.2)

Subtotal	(7.9)	0.5	77.3	(13.3)	301.1	(202.9)	154.8	30.0	184.8
Discount	(1.0)	0.1	(13.3)	2.3	(131.8)	89.7	(54.0)	16.1	(37.9)

Present value of expected cash flows	$(8.9)	$0.6	$64.0	$(11.0)	$169.3	$(113.2)	$100.8	$46.1	$146.9

Unearned premium reserve	$3.8	$(0.9)	$5.5	$(0.9)	$27.1	$(14.0)	$20.6	$(4.5)	$16.1
Reserves (salvage)(4)	$(11.2)	$1.0	$58.7	$(10.2)	$148.5	$(102.8)	$84.0	$49.2	$133.2

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2010

	BIG Categories
	BIG 1		BIG 2		BIG 3
							Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	61	(24)	44	(24)	48	(10)	153	—	153
Remaining weighted-average contract period (in years)	14.3	13.7	7.0	6.7	13.2	15.8	11.1	—	11.1
Net outstanding exposure:
Principal	$1,478.9	$(297.9)	$1,215.7	$(222.3)	$2,151.8	$(982.2)	$3,344.0	$—	$3,344.0
Interest	1,063.8	(181.0)	346.7	(62.6)	525.6	(165.0)	1,527.5	—	1,527.5

Total(2)	$2,542.7	$(478.9)	$1,562.4	$(284.9)	$2,677.4	$(1,147.2)	$4,871.5	$—	$4,871.5

Expected cash outflows (inflows)	$6.6	$(2.2)	$316.7	$(28.4)	$450.0	$3.1	$745.8	$(93.1)	$652.7
Potential recoveries(3)	(2.7)	0.2	(64.2)	10.4	(414.9)	103.3	(367.9)	77.2	(290.7)

Subtotal	3.9	(2.0)	252.5	(18.0)	35.1	106.4	377.9	(15.9)	362.0
Discount	(0.9)	(0.2)	(114.4)	(3.4)	(89.8)	(111.0)	(319.7)	6.5	(313.2)

Present value of expected cash flows	$3.0	$(2.2)	$138.1	$(21.4)	$(54.7)	$(4.6)	$58.2	$(9.4)	$48.8

Unearned premium reserve	$4.5	$(1.0)	$11.3	$(1.6)	$34.9	$(14.5)	$33.6	$(2.1)	$31.5
Reserves (salvage)(4)	$2.8	$(2.0)	$128.0	$(21.3)	$(76.4)	$8.8	$39.9	$(8.5)	$31.4

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)
Includes BIG amounts related to FG VIEs which are not eliminated.

(3)
Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(4)
See table "Components of net reserves (salvage)."

        The following table reconciles the loss and LAE reserve and salvage and subrogation components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables above.

Components of Net Reserves (Salvage)

	As of December 31,
	2011	2010
	(in millions)
Loss and LAE reserve	$295.7	$231.1
Reinsurance recoverable on unpaid losses	(132.4)	(68.1)
Salvage and subrogation recoverable	(49.7)	(184.0)
Salvage and subrogation payable(1)	19.6	52.4

Financial guaranty net reserves (salvage)	$133.2	$31.4

(1)
Recorded as a component of reinsurance balances payable.

Ratings Impact on Financial Guaranty Business

        A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company. In particular, with respect to variable rate demand obligations ("VRDO") for which a bank has agreed to provide a liquidity facility, a downgrade of the insurer may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a "bank bond rate" that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%—3.00%, often with a floor of 7%, and capped at the maximum legal limit). In the event that the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to the insurer under its financial guaranty policy. As of December 31, 2011, AGC has insured approximately $0.2 billion of par of VRDO issued by municipal obligors rated BBB- or lower pursuant to the Company's internal rating. For a number of such obligations, a downgrade of the insurer below A+, in the case of Standard &Poor's Rating Services ("S&P"), or below A1, in the case of Moody's, triggers the ability of the bank to notify bondholders of the termination of the liquidity facility and to demand accelerated repayment of bond principal over a period of five to ten years. The specific terms relating to the rating levels that trigger the bank's termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

5. Goodwill

        In accordance with GAAP, the Company does not amortize goodwill, but instead is required to perform an impairment test annually or more frequently should circumstances warrant. The impairment test evaluates goodwill for recoverability by comparing the fair value of the Company's direct and reinsurance lines of business to their carrying value. If fair value is greater than carrying value then goodwill is deemed to be recoverable and there is no impairment. If fair value is less than carrying value then goodwill is deemed to be impaired and written down to an amount such that the fair value of the reporting unit is equal to the carrying value, but not less than zero. As part of the impairment test of goodwill, there are inherent assumptions and estimates used by management in developing discounted future cash flows related to the Company's direct and reinsurance lines of business that are subject to change based on future events.

        The Company reassessed the recoverability of goodwill in the third quarter 2009 subsequent to the acquisition of Assured Guaranty Municipal Holdings Inc. ("AGMH") by its parent on July 1, 2009 ("AGMH Acquisition"). As a result of the continued credit crisis, which has adversely affected the fair value of the Company's in-force policies, management determined that the full goodwill carrying value of $85.4 million should be written off in the third quarter 2009. This charge does not have any adverse effect on the Company's debt agreements or its overall compliance with the covenants of its debt agreements.

6. Fair Value Measurement

        The Company carries the majority of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

        Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices, or with the assistance of an independent third-party using a discounted cash flow approach and the third party's proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company's credit exposure such as collateral rights, as applicable.

        Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company's creditworthiness, constraints on liquidity and unobservable parameters. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company continues to refine its methodologies. During 2011, no changes were made to the Company's valuation models that had or are expected to have, a material impact on the Company's consolidated balance sheets or statements of operations and comprehensive income.

        The Company's methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability's categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. All three levels require the use of observable market data when available.

        Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

        Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

        Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

        Transfers between Levels 1, 2 and 3 are recognized at the beginning of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine, based on the definitions provided, whether a transfer is necessary. There were no significant transfers between Level 1 and Level 2 during the periods presented.

        In May 2011, the FASB issued new guidance that develops common requirements for measuring fair value and for disclosing information about fair value measurements to improve the comparability of financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards. The new guidance clarifies the application of existing fair value measurement and disclosure requirements, changes certain principles related to measuring fair value, and requires additional disclosures about fair value measurements. The amendments are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011, which corresponds to the Company's first quarter of fiscal year 2012. The Company does not expect such adoption will have a material impact on its financial position and results of operations, however, it may change certain fair value disclosures.

Measured and Carried at Fair Value

Fixed Maturity Securities and Short-term Investments

        The fair value of bonds in the investment portfolio is generally based on quoted market prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. Such quotes generally include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads, dollar basis and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements and sector news. The overwhelming majority of fixed maturities are classified as Level 2 because the most significant inputs used in the pricing techniques are observable. Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At December 31, 2011, the Company used model processes to price five fixed maturity securities, which was 1% or $30.9 million of the Company's fixed-income securities and short-term investments at fair value. These securities were classified as Level 3.

Committed Capital Securities

        The fair value of committed capital securities ("CCS"), which is recorded in "other assets" on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC's CCS (the "AGC CCS Securities") agreement and the value of such estimated payments based upon the quoted price for such premium payments as of the reporting dates (see Note 15, Note Payable to Affiliate and Credit Facilities). Changes in fair value of the AGC CCS securities were recorded in the consolidated statements of operations. The significant market inputs used were observable, therefore, the Company classified this fair value measurement as Level 2 prior to the third quarter of 2011. The CCS were transferred to Level 3 on the fair value hierarchy in the third quarter of 2011 because the Company was no longer able to obtain the same level of pricing information as in past quarters.

Financial Guaranty Contracts Accounted for as Credit Derivatives

        The Company's credit derivatives consist primarily of insured CDS contracts, and also include net interest margin securitizations and interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to actively trade these contracts and the Company may not unilaterally terminate a CDS contract; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions.

        The terms of the Company's CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. In general the non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts.

        Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the Company's contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company's credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company's deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company's current credit standing.

        The Company's models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

        The fair value of the Company's credit derivative contracts represents the difference between the present value of remaining net premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company's credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company's own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Market conditions at December 31, 2011 were such that market prices of the Company's CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under "Assumptions and Inputs" below. These models are primarily developed internally based on market conventions for similar transactions.

        Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company's consolidated financial statements and the differences may be material.

Assumptions and Inputs

        Listed below are various inputs and assumptions that are key to the establishment of the Company's fair value for CDS contracts.

  •
  How gross spread is calculated: Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the LIBOR. Such pricing is well established by historical financial guaranty fees relative to the credit spread on risks assumed as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions.

  •
  How gross spread is allocated: Gross spread on a financial guaranty contract accounted for as CDS is allocated among:

  1.
  the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction ("bank profit");

  2.
  premiums paid to the Company for the Company's credit protection provided ("net spread"); and

  3.
  the cost of CDS protection purchased on the Company by the originator to hedge their counterparty credit risk exposure to the Company ("hedge cost").

  •
  The weighted average life which is based on expected remaining contractual cash flows and debt service schedules, which are the most readily observable inputs since they are based on the CDS contractual terms.

  •
  The rates used to discount future expected losses.

        The expected future premium cash flows for the Company's credit derivatives were discounted at rates ranging from 0.4% to 2.7% at December 31, 2011. The expected future premium cash flows for the Company's credit derivatives were discounted at rates ranging from 0.8% to 4.1% at December 31, 2010.

        Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer its risk at the reporting date.

        The Company obtains gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company's transactions) as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company's CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

        The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

  •
  Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

  •
  Deals priced or closed during a specific quarter within a specific asset class and specific rating.

  •
  Credit spreads interpolated based upon market indices.

  •
  Credit spreads provided by the counterparty of the CDS.

  •
  Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type

	As of December 31,
	2011	2010
Based on actual collateral specific spreads	10%	10%
Based on market indices	82%	84%
Provided by the CDS counterparty	8%	6%

Total	100%	100%

        Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company's objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management's assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

        The Company interpolates a curve based on the historical relationship between the premium the Company receives when a financial guaranty contract accounted for as CDS is close to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates, credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company's spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions' current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

        The premium the Company receives is referred to as the "net spread." The Company's pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company's own credit spread affects the pricing of its deals. The Company's own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company's name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company's valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company's own credit spreads, approximately 65% of our CDS contracts are fair valued using this minimum premium. The Company corroborates the assumptions in its fair value model, including the amount of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC's own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture for selling its protection.

        The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that contractual terms of financial guaranty insurance contracts typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor's own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

        A credit derivative asset on protection sold is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

  Example

        Following is an example of how changes in gross spreads, the Company's own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The Company premium received per annum (in bps)	40	22	10	2

        In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

        In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

        In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

        The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

        The primary strengths of the Company's CDS modeling techniques are:

  •
  The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

  •
  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

  •
  The model is a consistent approach to valuing positions.. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

        The primary weaknesses of the Company's CDS modeling techniques are:

  •
  There is no exit market or actual exit transactions. Therefore the Company's exit market is a hypothetical one based on the Company's entry market.

  •
  There is a very limited market in which to validate the reasonableness of the fair values developed by the Company's model.

  •
  At December 31, 2011 and December 31, 2010, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

  •
  Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

        As of December 31, 2011 these contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and of the Company's current credit standing.

Fair Value Option on FG VIEs' Assets and Liabilities

        The Company elected the Fair Value Option for FG VIEs' assets and liabilities upon adoption of VIE consolidation accounting guidance on January 1, 2010 which required the consolidation of FG VIEs. The fair value option was also elected for all subsequently consolidated FG VIEs. See Note 8, Consolidation of Variable Interest Entities.

        The FG VIEs that are consolidated by the Company issued securities collateralized by, closed-end second lien RMBS and other loans and receivables. As the lowest level input that is significant to the fair value measurement of these securities in its entirety was a Level 3 input (i.e. unobservable), management classified all such securities as Level 3 in the fair value hierarchy. The securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third- party's proprietary pricing models. The models to price the FG VIEs' liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company's insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company, taking into account the timing of the potential default and the Company's own credit rating.

        Changes in fair value of the FG VIEs' assets and liabilities are included in net change in fair value of FG VIEs within the consolidated statement of operations. Except for credit impairment that triggers a claim on the financial guaranty contract, the unrealized fair value adjustments related to the consolidated FG VIEs will reverse to zero over the terms of these financial instruments.

        The fair value of the Company's FG VIE assets is sensitive to changes relating to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); recoveries from excess spread, discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to any of these inputs could materially change the market value of the FG VIE's assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of the Company's FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of the Company's FG VIE assets. These factors also directly impact the fair value of the Company's uninsured VIE liabilities.

        The fair value of the Company's insured FG VIE liabilities is also sensitive to changes relating to estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); recoveries from excess spread, discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company's insured FG VIE liabilities are also sensitive to changes in the Company's implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company's insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company. In general, when the timing of expected loss payments by the Company is extended into the future, this typically leads to a decrease in the value of the Company's insurance and a decrease in the fair value of the Company's insured FG VIE liabilities, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company's insurance and an increase in the fair value of the Company's insured FG VIE liabilities.

Not Carried at Fair Value

Financial Guaranty Contracts in Insurance Form

        The fair value of the Company's financial guaranty contracts accounted for as insurance was based on management's estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company's in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed in recent portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

        The fair value of the Company's note payable to affiliate is determined by calculating the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Financial Instruments Carried at Fair Value

        Amounts recorded at fair value in the Company's financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2011

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale :
Fixed maturity securities
U.S. government and agencies	$506.9	$—	$506.9	$—
Obligations of state and political subdivisions	1,727.5	—	1,727.5	—
Corporate securities	190.1	—	190.1	—
Mortgage-backed securities:
RMBS	123.8	—	99.0	24.8
CMBS	87.7	—	87.7	—
Asset-backed securities	17.8	—	11.7	6.1
Foreign government securities	95.0	—	95.0	—

Total fixed maturity securities	2,748.8	—	2,717.9	30.9
Short-term investments	151.9	1.8	150.1	—
Credit derivative assets	305.9	—	—	305.9
FG VIEs' assets, at fair value	762.5	—	—	762.5
Other assets(1)	45.7	14.4	—	31.3

Total assets carried at fair value	$4,014.8	$16.2	$2,868.0	$1,130.6

Liabilities:
Credit derivative liabilities	$927.1	$—	$—	$927.1
FG VIEs' liabilities with recourse, at fair value	470.8	—	—	470.8
FG VIEs' liabilities without recourse, at fair value	358.0	—	—	358.0

Total liabilities carried at fair value	$1,755.9	$—	$—	$1,755.9

 Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2010

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
U.S. government and agencies	$484.3	$—	$484.3	$—
Obligations of state and political subdivisions	1,437.5	—	1,437.5	—
Corporate securities	224.8	—	224.8	—
Mortgage-backed securities:
RMBS	100.7	—	77.7	23.0
CMBS	80.3	—	80.3	—
Asset-backed securities	59.3	—	47.6	11.7
Foreign government securities	89.2	—	89.2	—

Total fixed maturity securities	2,476.1	—	2,441.4	34.7
Short-term investments	235.7	13.6	222.1	—
Credit derivative assets	399.5	—	—	399.5
FG VIEs' assets, at fair value	966.0	—	—	966.0
Other assets(1)	21.4	10.3	11.1	—

Total assets carried at fair value	$4,098.7	$23.9	$2,674.6	$1,400.2

Liabilities:
Credit derivative liabilities	$1,357.7	$—	$—	$1,357.7
FG VIEs' liabilities with recourse, at fair value	519.9	—	—	519.9
FG VIEs' liabilities without recourse, at fair value	495.7	—	—	495.7

Total liabilities carried at fair value	$2,373.3	$—	$—	$2,373.3

(1)
Includes fair value of CCS and supplemental executive retirement account assets.

Changes in Level 3 Fair Value Measurements

        The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2011 and 2010.

Fair Value Level 3 Rollforward
Recurring Basis

	Year Ended December 31, 2011
	Fixed Maturity Securities
							Credit Derivative Asset (Liability), net(5)	FG VIEs' Liabilities with Recourse, at Fair Value	FG VIEs' Liabilities without Recourse, at Fair Value
			FG VIEs' Assets at Fair Value
	RMBS	Asset- Backed Securities			Other Assets
	(in millions)
Fair value at December 31, 2010	$23.0	$11.7	$966.0		$—		$(958.2)	$(519.9)	$(495.7)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	3.1 (2)	0.9 (2)	(135.3	)(3)	19.6	(4)	326.6 (6)	27.7 (3)	63.9 (3)
Other comprehensive income (loss)	(16.1)	(6.3)	—		—		—	—	—
Purchases	37.2	—	—		—		—	—	—
Issuances	—	—	—		—		—	—	—
Sales	(4.1)	—	—		—		—	—	—
Settlements	(6.8)	(0.2)	(86.3)		—		10.4	66.8	73.8
FG VIE consolidations	(11.5)	—	18.1		—		—	(45.4)	—
Transfers into Level 3	—	—	—		11.7		—	—	—
Transfers out of Level 3	—	—	—		—		—	—	—

Fair value at December 31, 2011	$24.8	$6.1	$762.5		$31.3		$(621.2)	$(470.8)	$(358.0)

Change in unrealized gains/(losses) related to financial instruments held at December 31, 2011	$(15.6)	$(6.3)	$2.3		$19.6		$366.5	$28.8	$(9.1)

	Year Ended December 31, 2010
	Fixed Maturity Securities
							Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs' Liabilities without Recourse, at Fair Value
	RMBS		Asset- Backed Securities		FG VIEs' Assets at Fair Value
	(in millions)
Fair value at December 31, 2009	$—		$—		$—		$(824.7)		$—		$—
Adoption of new accounting standard	—		—		348.3		—		(390.3)		(18.1)

Fair value at January 1, 2010	—		—		348.3		(824.7)		(390.3)		(18.1)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1.6	(2)	0.1	(2)	70.1	(3)	(74.8	)(6)	(59.7	)(3)	(2.9	)(3)
Other comprehensive income (loss)	1.8		1.4		—		—		—		—
Purchases, issuances, sales, settlements, net	4.0		10.2		(19.9)		(58.7)		36.5		7.7
FG VIE consolidations, deconsolidations, net	(12.8)		—		567.5		—		(106.4)		(482.4)
Transfers in and/or out of Level 3	28.4		—		—		—		—		—

Fair value at December 31, 2010	$23.0		$11.7		$966.0		$(958.2)		$(519.9)		$(495.7)

Change in unrealized gains/(losses) related to financial instruments held at December 31, 2010	$1.8		$1.4		$73.6		$(122.1)		$(0.3)		$(8.0)

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)
Included in net realized investment gains (losses) and net investment income.

(3)
Included in net change in fair value of FG VIEs.

(4)
Recorded in fair value gain (loss) on committed capital securities.

(5)
Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)
Reported in net change in fair value of credit derivatives.

        The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2011		As of December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,748.8	$2,748.8	$2,476.1	$2,476.1
Short-term investments	151.9	151.9	235.7	235.7
Other invested assets	12.5	12.5	12.5	12.5
Credit derivative assets	305.9	305.9	399.5	399.5
FGVIEs' assets, at fair value	762.5	762.5	966.0	966.0
Other assets	45.7	45.7	21.4	21.4
Liabilities:
Financial guaranty insurance contracts(1)	800.6	501.5	765.6	979.2
Note payable to affiliate	300.0	254.7	300.0	300.9
Credit derivative liabilities	927.1	927.1	1,357.7	1,357.7
FG VIEs' liabilities with recourse, at fair value	470.8	470.8	519.9	519.9
FG VIEs' liabilities without recourse, at fair value	358.0	358.0	495.7	495.7

(1)
Carrying amount includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance. Fair value measurement is Level 3 in the fair value hierarchy.

7. Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

        Credit derivatives are recorded at fair value. Changes in fair value are recorded in "net change in fair value of credit derivatives" on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense or income and realized gains or losses related to their early termination. Net unrealized gains and losses on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements that are recorded in each reporting period. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 6, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

        The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP. Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

        Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company's control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company's exposure under credit derivatives, like the Company's exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

        The estimated remaining weighted average life of credit derivatives was 5.6 years at December 31, 2011 and 6.4 years at December 31, 2010. In 2011, CDS contracts totaling $6.3 billion in net par were terminated. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of December 31, 2011				As of December 31, 2010
Asset Type	Net Par Outstanding	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$12,405	37.2%	35.2%	AAA	$16,648	36.2%	32.9%	AAA
Synthetic investment grade pooled corporate	704	29.9	30.0	AAA	702	30.0	30.1	AAA
TruPS CDOs	3,409	46.9	31.4	BB	4,360	47.0	31.5	BB+
Market value CDOs of corporate obligations	2,304	38.7	27.1	AAA	2,729	44.9	39.6	AAA

Total pooled corporate obligations	18,822	38.9	33.3	AA+	24,439	38.9	33.3	AA+
U.S. RMBS:
Option ARM and Alt-A first lien	3,114	19.6	13.6	BB-	3,656	19.7	17.0	B+
Subprime first lien	3,085	30.1	53.9	A+	3,389	27.9	50.4	A+
Prime first lien	331	10.9	8.4	B	390	10.9	10.3	B
HELOCs	8	—	—	AA-	10	—	—	AA-

Total U.S. RMBS	6,538	24.1	32.2	BBB	7,445	23.1	32.4	BBB-
CMBS	3,605	32.6	38.9	AAA	5,461	29.8	31.3	AAA
Other	4,098	—	—	A	5,224	—	—	AA-

Total	$33,063			AA	$42,569			AA

(1)
Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

        Except for the TruPS CDOs, the Company's exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company's pooled corporate exposure consists of collateralized loan obligation ("CLO") or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company's exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

        The Company's TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers while CLOs typically contain primarily senior secured obligations. Finally, TruPS CDOs typically contain interest rate hedges that may complicate the cash flows. However, to mitigate these risks TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs. The decrease of the net par outstanding in 2011 related to conversion of TruPS CDOs from CDS form to financial guaranty insurance policies. See Note 4, Financial Guaranty Insurance Contracts.

        The Company's exposure to "Other" CDS contracts is also highly diversified. It includes $1.8 billion of exposure to three pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels. The remaining $2.3 billion of exposure in "Other" CDS contracts comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Credit Derivative Net Par Outstanding by Internal Rating

	December 31, 2011		December 31, 2010
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
Super Senior	$7,357	22.3%	$9,325	21.9%
AAA	13,328	40.3	17,799	41.8
AA	2,090	6.3	3,232	7.6
A	2,138	6.4	2,999	7.0
BBB	2,406	7.3	3,322	7.8
BIG	5,744	17.4	5,892	13.9

Total credit derivative net par outstanding	$33,063	100.0%	$42,569	100.0%

Credit Derivative
U.S. Residential Mortgage-Backed Securities

	December 31, 2011
					Full Year 2011 Unrealized Gain (Loss) (in millions)
Vintage	Net Par Outstanding (in millions)	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Rating
2004 and Prior	$104	6.3%	19.4%	A-	$—
2005	2,256	30.5	64.8	AA	(0.3)
2006	1,032	29.3	35.5	BBB+	3.3
2007	3,146	18.6	11.0	B+	296.2

Total	$6,538	24.1%	32.2%	BBB	$299.2

(1)
Represents the sum of subordinate tranches and overcollateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

 Credit Derivative
Commercial Mortgage-Backed Securities

	December 31, 2011
					Full Year 2011 Unrealized Gain (Loss) (in millions)
Vintage	Net Par Outstanding (in millions)	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Rating
2004 and Prior	$173	29.6%	57.6%	AAA	$(0.2)
2005	506	17.9	32.6	AAA	(0.2)
2006	1,731	33.6	39.1	AAA	9.5
2007	1,195	38.0	39.3	AAA	(1.2)

Total	$3,605	32.6%	38.9%	AAA	$7.9

(1)
Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Net credit derivative premiums received and receivable	$67.7	$78.6	$80.7
Net ceding commissions (paid and payable) received and receivable	6.9	8.0	8.2

Realized gains on credit derivatives	74.6	86.6	88.9
Termination losses	(17.4)	—	—
Net credit derivative losses (paid and payable) recovered and recoverable	(76.6)	(12.9)	(3.6)

Total realized gains and other settlements on credit derivatives	(19.4)	73.7	85.3
Net unrealized gains (losses) on credit derivatives	346.0	(148.5)	(481.4)

Net change in fair value of credit derivatives	$326.6	$(74.8)	$(396.1)

        Net credit derivative premiums received and receivable included $8.1 million in 2011, which represents the acceleration of future premium revenues for terminated CDS. In addition, the Company paid $17.4 million to terminate several CMBS CDS transactions in 2011 which carried high rating agency capital charges.

        Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, credit ratings of the referenced entities, realized gains and other settlements, and the issuing company's own credit rating, credit spreads and other market factors. Except for estimated credit impairments (i.e., net expected payments), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives By Sector

	Year Ended December 31,
Asset Type	2011	2010	2009
	(in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$5.7	$3.7	$(58.5)
Synthetic investment grade pooled corporate	(0.4)	(0.3)	3.0
TruPS CDOs	12.4	46.2	(35.0)
Market value CDOs of corporate obligations	(0.3)	(0.3)	(5.1)
CDO of CDOs (corporate)	—	—	4.9

Total pooled corporate obligations	17.4	49.3	(90.7)
U.S. RMBS:
Option ARM and Alt-A first lien	242.6	(218.0)	(333.8)
Prime first lien	39.7	(7.8)	(72.5)
Subprime first lien	16.9	(11.9)	3.8
Closed-end second lien and HELOCs	—	—	—

Total U.S. RMBS	299.2	(237.7)	(402.5)
CMBS	7.9	8.5	(34.2)
Other	21.5	31.4	46.0

Total	$346.0	$(148.5)	$(481.4)

        In 2011, U.S. RMBS unrealized fair value gains were generated primarily in the Alt-A, Option ARM, prime first lien and subprime sectors due to tighter implied net spreads. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGC's name as the market cost of AGC's credit protection increased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased the implied spreads that the Company would expect to receive on these transactions decreased. The unrealized fair value gain in Other primarily resulted from tighter implied net spreads on a XXX life securitization transaction and a film securitization, which also resulted from the increased cost to buy protection in AGC's name.

        In 2010, U.S. RMBS unrealized fair value losses were generated primarily in the Option ARM and Alt-A first lien sector due to wider implied net spreads. The wider implied net spreads were a result of internal ratings downgrades on several of these Option ARM and Alt-A first lien policies. The unrealized fair value gain within the TruPS CDO and Other asset classes resulted from tighter implied spreads. These transactions were pricing above their floor levels (or the minimum rate at which the

Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC increased, which management refers to as the CDS spread on AGC, the implied spreads that the Company would expect to receive on these transactions decreased. During 2010, AGC's spreads widened. However, gains due to the widening of the Company's own CDS spreads were offset by declines in fair value resulting from price changes and the internal downgrades of several U.S. RMBS policies referenced above.

        In 2009, AGC's credit spreads narrowed, however they remained relatively wide compared to pre-2007 levels. Offsetting the benefit attributable to AGC's wide credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market were primarily due to continuing market concerns over the most recent vintages of Subprime RMBS and trust-preferred securities.

        The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company's own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company.

Five Year CDS Spread on AGC

	As of December 31,
	2011	2010	2009	2008
Quoted price of CDS contract (in basis points)
AGC	1,140	804	634	1,775

 Components of Credit Derivative Assets (Liabilities)

	As of December 31, 2011	As of December 31, 2010
	(in millions)
Credit derivative assets	$305.9	$399.5
Credit derivative liabilities	(927.1)	(1,357.7)

Net fair value of credit derivatives	(621.2)	$(958.2)
Less: Effect of AGC credit spread	2,748.6	1,973.8

Fair value of credit derivatives before effect of AGC credit spread	$(3,369.8)	$(2,932.0)

        The fair value of CDS contracts at December 31, 2011 before considering the implications of AGC's credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are recent vintages of subprime RMBS and Alt-A first lien deals, as well as trust-preferred securities. When looking at December 31, 2011 compared with December 31, 2010, there was widening of spreads primarily relating to the Company's Alt-A first lien and subprime RMBS transactions, as well as the Company's trust-preferred securities. This widening of spreads resulted in a loss of approximately $437.8 million before taking into account AGC's credit spreads.

        Management believes that the trading level of AGC's credit spread is due to the correlation between AGC's risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC's credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

        The following table presents the fair value and the present value of expected claim payments or recoveries for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector
As of December 31, 2011

Asset Type	Fair Value of Credit Derivative Asset (Liability), net	Present Value of Expected Claim (Payments) Recoveries(1)
	(in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$2.3	$—
Synthetic investment grade pooled corporate	1.2	—
Synthetic high-yield pooled corporate	—	—
TruPS CDOs	(3.3)	(29.5)
Market value CDOs of corporate obligations	2.6	—

Total pooled corporate obligations	2.8	(29.5)
U.S. RMBS:
Option ARM and Alt-A first lien	(446.6)	(155.3)
Subprime first lien	(3.0)	(59.7)
Prime first lien	(37.8)	—
Closed-end second lien and HELOCs	—	—

Total U.S. RMBS	(487.4)	(215.0)
CMBS	(3.9)	—
Other	(132.7)	(65.3)

Total	$(621.2)	$(309.8)

(1)
Represents amount in excess of the present value of future installment fees to be received of $35.6 million. Includes R&W on credit derivatives of $164.7 million.

Ratings Sensitivities of Credit Derivative Contracts

        Within the Company's insured CDS portfolio, the transaction documentation for $2.4 billion in CDS par insured provides that if the financial strength rating of AGC were downgraded past a specified level (which level varies from transaction to transaction), would constitute a termination event that would allow the CDS counterparty to terminate the affected transactions. If the CDS counterparty elected to terminate the affected transactions, under some transaction documents, AGFP could be required to make a termination payment (or may be entitled to receive a termination payment from the CDS counterparty) and under other transaction documents the credit protection would be cancelled and no termination payment would be owing by either party. Under certain documents, AGFP has the right to cure the termination event by posting collateral, assigning its rights and obligations in respect of the transactions to a third party or seeking a third party guaranty of the obligations of AGC. AGFP currently has three ISDA master agreements under which the applicable counterparty could elect to terminate transactions upon a rating downgrade of AGC. If AGC's financial strength ratings were downgraded to BBB or Baa3, $89 million in par insured could be terminated by one counterparty; and if AGC's ratings were downgraded to BB+ or Ba1, an additional approximately $2.3 billion in par insured could be terminated by the other two counterparties. The Company does not believe that it can accurately estimate the termination payments it could be required to make if, as a result of any such downgrade, a CDS counterparty terminated its CDS contracts with AGFP. These payments could have a material adverse effect on the Company's liquidity and financial condition.

        Under a limited number of other CDS contracts, AGC may be required to post eligible collateral to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. For certain of such contracts, the CDS counterparty has agreed to have some exposure to AGC on an unsecured basis, but as the financial strength ratings of AGC's insurance subsidiaries decline, the amount of unsecured exposure to AGC allowed by the CDS counterparty decreases until, at a specified rating level (which level varies from transaction to transaction), the Company must collateralize all of the exposure. The amount of collateral required is based on a mark-to-market valuation of the exposure that must be secured. Under other contracts, the Company has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of the financial strength ratings of AGC's insurance subsidiaries. As of December 31, 2011 the amount of insured par that is subject to collateral posting is approximately $14.8 billion, (which amount is not reduced by unsecured exposure to AGC allowed by CDS counterparties at current financial strength rating levels), for which AGC has agreed to post approximately $779.2 million of collateral (which amount reflects some of the eligible collateral being valued at a discount to the face amount). AGC may be required to post additional collateral from time to time, depending on its financial strength ratings and on the market values of the transactions subject to the collateral posting. For approximately $14.3 billion of that $14.8 billion, at AGC's current ratings, AGC need not post on a cash basis more than $625 million, regardless of any change in the market value of the transactions, due to caps negotiated with counterparties. For the avoidance of doubt, the $625 million is already included in the $779.2 million that AGC has agreed to post. In the event AGC's ratings are downgraded to A+ or A3, the maximum amount to be posted against the $14.3 billion increases by $50 million to $675 million.

Sensitivity to Changes in Credit Spread

        The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread

	As of December 31, 2011
Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss)(Pre-Tax)
	(in millions)
100% widening in spreads	$(1,438.7)	$(817.5)
50% widening in spreads	(1,030.0)	(408.8)
25% widening in spreads	(825.8)	(204.5)
10% widening in spreads	(703.1)	(81.9)
Base Scenario	(621.2)	—
10% narrowing in spreads	(556.4)	64.8
25% narrowing in spreads	(458.8)	162.4
50% narrowing in spreads	(301.5)	319.7

(1)
Includes the effects of spreads on both the underlying asset classes and the Company's own credit spread.

8. Consolidation of Variable Interest Entities

        The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor has either of them acted as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction's cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

        AGC is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. AGC's creditors do not have any rights with regard to the assets of the VIEs. Proceeds from sales, maturities, prepayments and interest from VIE assets may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for claim payments paid by AGC under the financial guaranty insurance contract. The Company's estimate of expected loss to be paid for FG VIEs is included in Note 4, Financial Guaranty Insurance Contracts.

Accounting Policy

        For all years presented, the Company has evaluated whether it was the primary beneficiary or control party of its VIEs. If the Company concludes that it is the primary beneficiary it is required to consolidate the entire VIE in the Company's financial statements. The accounting rules governing the criteria for determining the primary beneficiary or control party of VIEs changed effective January 1, 2010.

        Prior to January 1, 2010, the Company determined whether it was the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that included, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. The Company performed a quantitative analysis when qualitative analysis was not conclusive.

        Effective January 1, 2010, accounting standards require the Company to perform an analysis to determine whether its variable interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. This guidance requires an ongoing reassessment of whether the Company is the primary beneficiary of a VIE.

        As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for financial reporting purposes, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts.

        The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

        The trustee reports of the consolidated FG VIEs are prepared by outside parties and are not available within the time constraints that the Company requires to ensure the financial accuracy of the operating results. As such, the financial results of the FG VIEs are consolidated on a lag; however, the Company adjusts the financial statements for the effects of material events occurring from the lag period until the balance sheet date. The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities. Upon consolidation of FG VIEs, the Company elected the fair value option because the carrying amount transition method was not practical.

Adoption of Consolidation of VIE Standard on January 1, 2010

        This change in accounting was recognized as a cumulative effect adjustment to retained earnings on January 1, 2010. The cumulative effect was a $39.9 million after-tax decrease to the opening retained earnings balance representing the consolidation of three VIEs at fair value.

Adoption of VIE Consolidation Accounting Guidance January 1, 2010

	As of December 31, 2009	Transition Adjustment	As of January 1, 2010
	(in millions)
Assets:
Premiums receivable, net of ceding commissions payable	$351.4	$(9.2)	$342.2
Deferred tax asset, net	242.7	21.5	264.2
Financial guaranty variable interest entities' assets	—	348.3	348.3
Total assets	4,496.5	360.6	4,857.1
Liabilities and shareholder's equity:
Unearned premium reserve	1,451.6	(7.9)	1,443.7
Financial guaranty variable interest entities' liabilities with recourse	—	390.3	390.3
Financial guaranty variable interest entities' liabilities without recourse	—	18.1	18.1
Total liabilities	3,272.1	400.5	3,672.6
Retained earnings	151.9	(39.9)	112.0
Total shareholder's equity	1,224.4	(39.9)	1,184.5
Total liabilities and shareholder's equity	4,496.5	360.6	4,857.1

Consolidated FG VIEs

        During 2011, the Company determined that based on the assessment of its control rights over servicer or collateral manager replacement, given that servicing/managing collateral were deemed to be the VIEs' most significant activities, two additional VIEs required consolidation. This resulted in a net loss on consolidation of $55.1 million, which was included in "net change in fair value of FG VIEs" in the consolidated statement of operations. As a result, there were a total of seven consolidated FG VIEs at December 31, 2011, compared to five FG VIEs at December 31, 2010.

        The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $93.8 million. The change in the instrument-specific credit risk of the FG VIEs' assets for the year ended December 31, 2011 was a loss of approximately $35.3 million. The difference between the aggregate unpaid principal and aggregate fair value of the FG VIEs' liabilities was approximately $787.6 million at December 31, 2011.

        The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2011			As of December 31, 2010
	Number of VIEs	Assets	Liabilities	Number of VIEs	Assets	Liabilities
	(dollars in millions)
Closed-end second lien	6	$472.7	$539.0	4	$661.2	$710.8
Life insurance	1	289.8	289.8	1	304.8	304.8

Total	7	$762.5	$828.8	5	$966.0	$1,015.6

Gross Par Outstanding for FG VIEs' Liabilities
With Recourse

	As of December 31, 2011	As of December 31, 2010
	(in millions)
Gross par outstanding for FG VIEs' liabilities with recourse	$766.4	$742.5

        Contractual maturities of FG VIE liabilities with recourse are due in 2027, 2037, and 2038 for the amounts of $49.5 million, $674.8 million and $42.1 million, respectively.

 Effect of Consolidating FG VIEs on Net Income
and Shareholder's Equity(1)

	Year Ended December 31,
	2011	2010
	(in millions)
Net earned premiums	$(1.1)	$(1.4)
Net investment income	(2.0)	—
Net change in fair value of FG VIEs	(70.8)	3.2
Loss and LAE	3.5	4.5

Total pretax effect on net income	(70.4)	6.3
Less: tax provision (benefit)	(24.7)	2.2

Total effect on net income	$(45.7)	$4.1

	As of December 31, 2011	As of December 31, 2010
	(in millions)
Total (decrease) increase on shareholder's equity	$(79.9)	$(35.2)

(1)
Includes the effect of eliminating insurance balances related to the financial guaranty insurance contracts.

Non-Consolidated VIEs

        To date, the Company's analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company's exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

9. Investments

Accounting Policy

        The vast majority of the Company's investment portfolio is fixed maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 99.6% based on fair value at December 31, 2011), and therefore carried at fair value with changes in fair value recorded in OCI, unless other than temporarily impaired. Changes in fair value for other than temporarily impaired securities are bifurcated between credit losses and non-credit changes in fair value. Credit losses on OTTI securities are recorded in the statement of operations and adjust the amortized cost of impaired securities with no adjustment for subsequent recoveries in fair value and the non-credit component of OTTI securities is recorded in OCI. For securities where the Company has the intent to sell, the entire decline in fair value is recorded in the consolidated statements of operations with a corresponding adjustment to amortized cost. The amortized cost basis is adjusted for accretion and amortization using the effective interest method with a corresponding entry recorded in net investment income.

        Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities.

        For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in current income.

        Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

        Other invested assets include a surplus note receivable obtained as part of a restructuring of a CDS contract. The surplus note was recorded at fair value as of the date of the restructuring and is subject to a recoverability analysis each reporting period.

Assessment for Other-Than Temporary Impairments

        Prior to April 1, 2009, if a security was deemed to be OTTI, the entire difference between fair value and the amortized cost of a debt security at the measurement date was recorded in the consolidated statement of operations as a realized loss. The previous amortized cost basis less the OTTI recognized in earnings was the new amortized cost basis of the investment. That new amortized cost basis was not adjusted for subsequent recoveries in fair value. However, if, based on cash flow estimates on the date of impairment, the recoverable value of the investment was greater than the new cost basis (i.e., the fair value on the date of impairment) of the investment, the difference was accreted into net investment income in future periods based upon the amount and timing of expected future cash flows of the security. The cumulative effect of the adoption of the OTTI standard on April 1, 2009 was a $8.9 million pretax ($5.8 million after-tax) reclassification of losses from retained earnings to accumulated OCI ("AOCI").

        Since April 1, 2009, if an OTTI has occurred, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is recognized in earnings equal to the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date.

        If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

        The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more likely than not it will be required to sell the security before recovery. Factors considered when assessing impairment include:

  •
  a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

  •
  a decline in the market value of a security for a continuous period of 12 months;

  •
  recent credit downgrades of the applicable security or the issuer by rating agencies;

  •
  the financial condition of the applicable issuer;

  •
  whether loss of investment principal is anticipated; and

  •
  whether scheduled interest payments are past due.

        For these securities, the Company's formal review process includes analyses of the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an OTTI loss is recorded. The net present value is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis of an investment, as mentioned above, and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other data relevant to the collectability of the security. For mortgage-backed and asset-backed securities, cash flow estimates also include prepayment assumptions and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The determination of the assumptions used in these projections requires the use of significant management judgment.

        The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Investment Portfolio

        Net investment income increased due to a shift from cash and short term assets to the fixed income portfolio and additional earnings on higher invested asset balances. Accrued investment income on fixed maturity and short-term investments was $30.2 million and $28.4 million as of December 31, 2011 and 2010, respectively.

 Net Investment Income

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Income from fixed maturity securities	$100.8	$87.1	$77.5
Income from short-term investments	0.3	3.4	0.8

Gross investment income	101.1	90.5	78.3
Investment expenses	(2.5)	(2.4)	(1.7)

Net investment income	$98.6	$88.1	$76.6

Net Realized Investment Gains (Losses)

	Year Ended December 31
	2011	2010	2009
	(in millions)
Realized gains on investment portfolio	$7.2	$4.7	$17.5
Realized losses on investment portfolio	(2.4)	(1.4)	(7.1)
OTTI:
Intent to sell	(2.0)	(0.9)	(5.4)
Credit component of OTTI securities	(1.9)	—	(2.0)

OTTI	(3.9)	(0.9)	(7.4)

Net realized investment gains (losses)	$0.9	$2.4	$3.0

        The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Balance, beginning of period	$1.6	$1.6	$—
Additions for credit losses on securities for which an OTTI was not previously recognized	1.1	—	1.6
Reductions for securities sold during the period	—	—	(0.1)
Additions for credit losses on securities for which an OTTI was previously recognized	0.8	—	0.3
Reductions for credit losses now recognized in earnings due to intention to sell the security	—	—	(0.2)

Balance, end of period	$3.5	$1.6	$1.6

Fixed Maturity Securities and Short Term Investments
by Security Type

	As of December 31, 2011
Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(2)
		(dollars in millions)
Fixed maturity securities
U.S. government and agencies	17%	$478.9	$28.0	$—	$506.9	$—	AA+
Obligations of state and political subdivisions	59	1,625.4	102.5	(0.4)	1,727.5	1.7	AA
Corporate securities	7	181.5	8.9	(0.3)	190.1	—	A+
Mortgage-backed securities(3):
RMBS	5	146.2	6.7	(29.1)	123.8	1.3	A+
CMBS	3	82.0	5.7	—	87.7	—	AAA
Asset-backed securities	1	21.9	0.8	(4.9)	17.8	—	BBB+
Foreign government securities	3	85.8	9.2	—	95.0	—	AAA

Total fixed maturity securities	95	2,621.7	161.8	(34.7)	2,748.8	3.0	AA
Short-term investments	5	151.9	—	—	151.9	—	AAA

Total investment portfolio	100%	$2,773.6	$161.8	$(34.7)	$2,900.7	$3.0	AA

	As of December 31, 2010
Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(2)
		(dollars in millions)
Fixed maturity securities
U.S. government and agencies	17%	$465.6	$19.0	$(0.3)	$484.3	$—	AAA
Obligations of state and political subdivisions	54	1,452.8	24.2	(39.5)	1,437.5	(0.5)	AA
Corporate securities	8	217.0	8.0	(0.2)	224.8	—	A+
Mortgage-backed securities(3):
RMBS	4	101.2	5.6	(6.1)	100.7	3.9	A+
CMBS	3	76.0	4.4	(0.1)	80.3	—	AA+
Asset-backed securities	2	57.0	2.3	—	59.3	—	A+
Foreign government securities	3	84.4	4.8	—	89.2	—	AAA

Total fixed maturity securities	91	2,454.0	68.3	(46.2)	2,476.1	3.4	AA
Short-term investments	9	235.7	—	—	235.7	—	AAA

Total investment portfolio	100%	$2,689.7	$68.3	$(46.2)	$2,711.8	$3.4	AA

(1)
Based on amortized cost.

(2)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(3)
Government-agency obligations were approximately 47% of mortgage backed securities as of December 31, 2011 and 43% as of December 31, 2010 based on fair value. Excluding loss mitigation related purchases, government- agency obligations were 53% of mortgage backed securities as of December 31, 2011 and 49% as of December 31, 2010 based on fair value.

        The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions. As of December 31, 2011, amounts net of tax, in AOCI included a net unrealized gain of $2.0 million for securities for which the Company had recognized OTTI and net unrealized gain of $80.5 million for securities for which the Company had not recognized OTTI. As of December 31, 2010, amounts, net of tax, in AOCI included a net unrealized gain of $2.2 million for securities for which the Company had recognized OTTI and a net unrealized gain of $12.0 million for securities for which the Company had not recognized OTTI.

        The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. This is a high quality portfolio of municipal securities with an average rating of AA as of December 31, 2011 and December 31, 2010. Securities rated lower than A-/A3 by S&P or Moody's are not eligible to be purchased for the Company's portfolio.

        The following tables present the fair value of the Company's available-for-sale municipal bond portfolio as of December 31, 2011 and December 31, 2010 by state, excluding $160.9 million and $182.0 million of pre-refunded bonds, respectively. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

Fair Value of Available-for-Sale Municipal Bond Portfolio by State

	As of December 31, 2011
State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$31.5	$113.9	$146.5	$291.9	$275.2	AA
New York	—	35.9	167.3	203.2	192.9	AA
California	—	38.4	124.8	163.2	153.1	AA
Massachusetts	21.2	9.7	65.6	96.5	89.4	AA
Florida	—	26.5	69.3	95.8	89.6	AA
Washington	26.7	—	39.0	65.7	62.3	AA
Illinois	—	18.7	37.9	56.6	53.7	AA
Arizona	—	—	49.5	49.5	46.9	AA
Wisconsin	17.7	—	21.4	39.1	35.3	AA
Hawaii	21.3	—	16.7	38.0	35.8	AA
All others	87.1	84.1	295.9	467.1	443.6	AA

Total	$205.5	$327.2	$1,033.9	$1,566.6	$1,477.8	AA

	As of December 31, 2010
State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$33.4	$91.6	$105.5	$230.5	$235.5	AA
California	—	36.3	115.4	151.7	155.4	AA
New York	—	15.9	133.8	149.7	153.7	AA
Massachusetts	19.0	8.5	63.6	91.1	93.4	AA
Florida	—	24.7	61.5	86.2	85.5	AA
Illinois	—	16.1	37.3	53.4	53.9	AA
Washington	24.9	—	23.6	48.5	49.9	AA
Arizona	—	—	40.9	40.9	41.2	AA
Ohio	11.4	3.2	18.6	33.2	33.7	AA
Georgia	—	6.4	25.9	32.3	34.1	AA
All others	70.5	40.2	227.3	338.0	346.3	AA

Total	$159.2	$242.9	$853.4	$1,255.5	$1,282.6	AA

        The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by water and sewer authorities and other utilities, transportation authorities, universities and healthcare providers.

Revenue Sources

	As of December 31, 2011		As of December 31, 2010
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Tax backed	$257.9	$243.5	$187.1	$187.9
Water and sewer	215.9	205.3	186.8	190.5
Transportation	194.5	183.9	171.8	176.7
Municipal utilities	160.0	151.9	125.7	129.9
Higher education	113.0	106.6	112.0	116.8
All others	92.6	89.3	70.0	71.8

Total	$1,033.9	$980.5	$853.4	$873.6

        The Company's investment portfolio is managed by four outside managers. As municipal investments are a material portion of the Company's overall investment portfolio, the Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company's portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager's watch list of securities with the potential for downgrade. The Company does not independently assign investments within the Company's portfolio an individual rating.

        The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time

	As of December 31, 2011
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$—	$—	$—	$—	$—	$—
Obligations of state and political subdivisions	10.8	(0.0)	11.1	(0.4)	21.9	(0.4)
Corporate securities	11.2	(0.3)	—	—	11.2	(0.3)
Mortgage-backed securities:
RMBS	16.8	(26.5)	6.5	(2.6)	23.3	(29.1)
CMBS	—	—	—	—	—	—
Asset-backed securities	—	—	6.1	(4.9)	6.1	(4.9)
Foreign government securities	—	—	—	—	—	—

Total	$38.8	$(26.8)	$23.7	(7.9)	62.5	(34.7)

Number of securities		9		6		15

Number of securities with OTTI		1		1		2

	As of December 31, 2010
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$11.6	$(0.3)	$—	$—	$11.6	$(0.3)
Obligations of state and political subdivisions	862.5	(36.8)	21.4	(2.7)	883.9	(39.5)
Corporate securities	7.7	(0.2)	—	—	7.7	(0.2)
Mortgage-backed securities:
RMBS	3.5	(3.8)	9.1	(2.3)	12.6	(6.1)
CMBS	3.5	(0.1)	—	—	3.5	(0.1)
Asset-backed securities	—	—	—	—	—	—
Foreign government securities	—	—	—	—	—	—

Total	$888.8	$(41.2)	$30.5	$(5.0)	$919.3	$(46.2)

Number of securities		173		6		179

Number of securities with OTTI		2		—		2

        The decrease in gross unrealized losses was primarily attributable to municipal securities offset by increases in gross unrealized losses attributable to RMBS and asset backed securities. Of the securities in an unrealized loss position for 12 months or more as of December 31, 2011, three securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2011 was $7.5 million. The unrealized loss is yield-related and not specific to individual issuer credit. The Company has determined that the unrealized losses recorded as of December 31, 2011 are yield related and not the result of OTTI.

        The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of December 31, 2011 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity

	As of December 31, 2011
	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$126.1	$127.0
Due after one year through five years	608.3	638.0
Due after five years through 10 years	485.0	533.8
Due after 10 years	1,174.1	1,238.5
Mortgage-backed securities:
RMBS	146.2	123.8
CMBS	82.0	87.7

Total	$2,621.7	$2,748.8

        To fulfill state licensing requirements the Company has placed on deposit eligible securities of $9.0 million and $8.3 million as of December 31, 2011 and December 31, 2010, respectively, for the protection of policyholders. To provide collateral for a letter of credit, the Company holds a fixed maturity investment in a segregated account which amounted to $3.5 million as of December 31, 2011. There were no fixed maturity investments in a segregated account as of December 31, 2010.

        Under certain derivative contracts, AGC is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on mark-to-market valuations in excess of contractual thresholds. The fair market value of AGC's pledged securities totaled $779.2 million and $765.2 million as of December 31, 2011 and December 31, 2010, respectively.

        No material investments of the Company were non-income producing for the years ended December 31, 2011, 2010 and 2009, respectively.

        The Company purchased securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses. These securities were purchased at a discount and are accounted for excluding the effects of the Company's insurance on the securities. As of December 31, 2011, securities purchased for loss mitigation purposes included in the fixed maturity portfolio on the consolidated balance sheet had a fair value of $31.0 million representing $171.3 million of par. As of December 31, 2010, securities purchased for loss mitigation purposes had a fair value of $29.9 million representing $84.1 million of par.

10. Insurance Company Regulatory Requirements

        The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements and compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

        AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners ("NAIC") and the Maryland Insurance Administration. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

        GAAP differs in certain significant respects from statutory accounting practices, applicable to U.S. insurance companies, that are prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

  •
  upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

  •
  acquisition costs are charged to operations as incurred rather than over the period that related premiums are earned;

  •
  a contingency reserve is computed based on the following statutory requirements:

  1)
  for all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus

  2)
  for all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

  •
  certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

  •
  deferred tax assets are generally admitted to the extent reversals of existing temporary differences in the subsequent year can be recovered through carryback or if greater, the amount of deferred tax asset expected to be realized within one year of the balance sheet date;

  •
  insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

  •
  bonds are generally carried at amortized cost rather than fair value;

  •
  VIEs and refinancing vehicles are not consolidated;

  •
  surplus notes are recognized as surplus rather than as a liability unless approved for repayment;

  •
  present value of expected losses are discounted at 5% and recorded without consideration of the unearned premium reserve as opposed to discounted at the risk free rate at the end of each reporting period and only to the extent they exceed unearned premium reserve;

  •
  present value of installment premiums are not recorded on the balance sheets.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2011	2010	2011	2010	2009
	(in millions)
AGC(1)	$1,021.5	$854.1	$229.9	$(182.1)	$(243.1)

(1)
In 2009, AGC issued a $300.0 million surplus note to AGM. Under accounting practices prescribed or permitted by insurance regulatory authorities, these surplus notes are accounted for as contributed capital, as opposed to debt under GAAP.

Dividend Restrictions and Capital Requirements

        As of December 31, 2011, the amount available for distribution from AGC during 2012 with notice to, but without prior approval of, the Maryland Commissioner of Insurance under the Maryland insurance law is approximately $102.1 million. During the years ended December 31, 2011, 2010 and 2009, AGC declared and paid $30.0 million, $50.0 million and $16.8 million, respectively, in dividends to Assured Guaranty US Holdings Inc. ("AGUS").

11. Income Taxes

Accounting Policy

        The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

        Non-interest-bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

        The Company recognizes tax benefits only if a tax position is "more likely than not" to prevail. AGC files as part of a consolidated federal income tax return with its shareholder, AGUS and its U.S. taxpaying subsidiaries. Each company, as a member of the consolidated tax return group, pays its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses.

Provision for Income Taxes

        AGC and AGUK are subject to U.S. and United Kingdom income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and United Kingdom authorities at marginal corporate income tax rates of 35% and 26.5%, respectively, and file applicable tax returns.

        The difference between the statutory tax rate of 35% and the effective tax rate is primarily due to tax-exempt interest and for 2009, an $85.4 million write-off of goodwill which was not taxed.

        A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$141.6	$(34.0)	$(209.5)
Tax-exempt interest	(18.6)	(14.9)	(14.7)
Provision to file adjustments	(1.2)	0.3	0.1
Change in liability for uncertain tax positions	2.1	2.1	5.9
Goodwill	—	—	29.9
Other	0.8	(0.2)	2.1

Total provision (benefit) for income taxes	$124.7	$(46.7)	$(186.2)

Effective tax rate	30.8%	48.1%	31.3%

 Components of Net Deferred Tax Assets

	As of December 31,
	2011	2010
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$132.7	$255.0
Losses and LAE reserves	88.8	101.2
Tax and loss bonds	25.8	30.9
Tax basis step-up	6.0	6.7
FG VIEs	43.1	19.0
Other	13.5	17.1

Total deferred income tax assets	309.9	429.9

Deferred tax liabilities:
DAC	29.2	32.3
Unearned premium reserve, net	11.7	3.3
Contingency reserves	30.2	35.3
Unrealized appreciation on investments	44.4	10.7
Unrealized gains on committed capital securities	11.0	3.9

Total deferred income tax liabilities	126.5	85.5

Net deferred income tax asset	$183.4	$344.4

Audits

        AGUS has open tax years with the U.S. Internal Revenue Service ("IRS") of 2006 forward. AGUS is currently under audit by the IRS for the 2006 through 2009 tax years.

Uncertain Tax Positions

        The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	2011	2010	2009
	(in millions)
Balance as of January 1,	$12.7	$10.6	$4.7
Increase in unrecognized tax benefits as a result of position taken during the current period	2.1	2.1	5.9

Balance as of December 31,	14.8	$12.7	$10.6

        The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2011, the Company has accrued $0.4 million of interest in 2011 and $0.8 million as of December 31, 2011.

Liability For Tax Basis Step-Up Adjustment

        In connection with the IPO, the Company and ACE Financial Services Inc. ("AFS"), a subsidiary of ACE, entered into a tax allocation agreement, whereby the Company and AFS made a "Section 338 (h)(10)" election that has the effect of increasing the tax basis of certain affected subsidiaries' tangible and intangible assets to fair value. Future tax benefits that the Company derives from the election will be payable to AFS when realized by the Company. As a result of the election, the Company has adjusted its net deferred tax liability, to reflect the new tax basis of the Company's affected assets. The additional basis is expected to result in increased future income tax deductions and, accordingly, may reduce income taxes otherwise payable by the Company. Any tax benefit realized by the Company will be paid to AFS. Such tax benefits will generally be calculated by comparing the Company's affected subsidiaries' actual taxes to the taxes that would have been owed by those subsidiaries had the increase in basis not occurred. After a 15 year period, to the extent there remains an unrealized tax benefit, the Company and AFS will negotiate a settlement of the unrealized benefit based on the expected realization at that time.

        As of December 31, 2011 and December 31, 2010, the liability for tax basis step-up adjustment, which is included in the Company's balance sheets in "Other liabilities," was $6.9 million and $8.0 million, respectively. The Company has paid ACE and correspondingly reduced its liability by $1.1 million in 2011.

Tax Treatment of CDS

        The Company treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit- related losses would revert to zero.

        The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

Valuation Allowance

        The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under

GAAP. The positive evidence that was considered included the cumulative operating income the AGUS consolidated group has earned over the last three years and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarter-to quarter basis.

12. Reinsurance and Other Monoline Exposures

        AGC assumes exposure on insured obligations ("Assumed Business") and cedes portions of its exposure on obligations it has insured ("Ceded Business") in exchange for premiums, net of ceding commissions.

Accounting Policy

        For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting model described in Note 4 is followed, and for assumed and ceded credit derivative premiums and losses, the accounting model in Note 7 is followed.

Assumed and Ceded Business

        The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty insurance companies. Under these relationships, the Company assumes a portion of the ceding company's insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company's facultative and treaty agreements are generally subject to termination:

  (a)
  at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria that are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary, or

  (b)
  upon certain changes of control of the Company.

        Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business. Upon the occurrence of the conditions set forth in (a) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

        With respect to a significant portion of the Company's in-force financial guaranty Assumed Business, some of its in-force financial guaranty reinsurance business is subject to recapture at AGC's current ratings and an additional portion of such business would be subject to recapture if AGC were downgraded by Moody's to below Aa3 or by S&P to below AA. Subject to the terms of each reinsurance agreement, upon recapture the ceding company typically is owed assets representing substantially all of the statutory unearned premium and loss reserves (if any) associated with AGC's assumed business. As of December 31, 2011, if all of AGC's assumed business was recaptured, it would result in a corresponding one-time reduction to net income of approximately $16.8 million.

        The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. AGC ceded businesses to limit its exposure to risk. In the event that any of the reinsurers are unable to meet their obligations, AGC would be liable for such defaulted amounts. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

        The effect of the cancellation of Assumed Business in 2010 was a decrease to net unearned premium reserve of $7.3 million and a decrease in net par of $617 million. There were no commutations for 2011.

 Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Premiums Written
Direct	$1.7	$30.6	$486.1
Assumed(1)	(0.8)	(10.5)	90.8
Ceded(2)	(19.6)	8.3	(172.0)

Net	$(18.7)	$28.4	$404.9

Premiums Earned
Direct	$119.7	$121.8	$185.2
Assumed	19.7	27.0	31.6
Ceded	(46.2)	(42.1)	(78.1)

Net	$93.2	$106.7	$138.7

Loss and LAE
Direct	$51.6	$145.4	$192.8
Assumed	(7.9)	12.9	47.9
Ceded	(61.0)	(48.8)	(45.0)

Net	$(17.3)	$109.5	$195.7

(1)
Negative assumed premiums written were due to commutations and changes in expected debt service schedules.

(2)
Positive ceded premiums written in 2010 were due to commutations and changes in expected debt service schedules.

Reinsurer Exposure

        In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At December 31, 2011, based on fair value, the Company had $129.4 million of fixed maturity securities in its investment portfolio wrapped by Ambac Assurance Corporation ("Ambac"), $105.6 million by National Public Finance Guarantee Corporation, $85.6 million by AGM and $10.1 million by other guarantors.

Exposure by Reinsurer

	Ratings at March 12, 2012		Par Outstanding as of December 31, 2011
Reinsurer	Moody's Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(3)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies(1)			$38,901	$402	$—
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited(4)	WR(2)	WR	2,365	—	—
Radian Asset Assurance Inc.	Ba1	B+	184	1	—
Ambac	WR	WR	87	1,991	1,568
ACA Financial Guaranty Corp	NR	WR	31	1	2
MBIA Inc	(5)	(5)	28	1,569	5,417
CIFG Assurance North America Inc.	WR	WR	—	109	3,215
Financial Guaranty Insurance Co.	WR	WR	—	1,412	307
Syncora Guarantee Inc	Ca	WR	—	786	19
Other	Various	Various	1	885	—

Non-Affiliated Companies			2,696	6,754	10,528

Total			$41,597	$7,156	$10,528

(1)
The affiliates of AGC are Assured Guaranty Re Ltd. and its subsidiaries ("AG Re") rated A1 (negative) by Moody's and AA- (stable) by S&P and AGM and its subsidiaries rated Aa3 (negative) by Moody's and AA- (stable) by S&P.

(2)
Represents "Withdrawn Rating."

(3)
Includes $12,098 million in ceded par outstanding related to insured credit derivatives.

(4)
Formerly RAM Reinsurance Company Ltd.

(5)
MBIA Inc. includes various subsidiaries which are rated BBB to B by S&P and Baa2, B3, WR and NR by Moody's.

 Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2011

	Internal Credit Rating
Reinsurer	Super Senior	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$2,205	$3,992	$5,290	$17,549	$6,558	$3,307	$38,901
American Overseas Reinsurance Company Limited	207	946	158	465	346	243	2,365
Radian Asset Assurance Inc.	—	—	—	54	130	—	184
Ambac	—	—	—	87	—	—	87
MBIA Inc	—	—	28	—	—	—	28
ACA Financial Guaranty Corp	—	—	—	—	31	—	31
Other	—	—	—	1	—	—	1

Total	$2,412	$4,938	$5,476	$18,156	$7,065	$3,550	$41,597

        In accordance with statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. The collateral posted by such reinsurers may be in the form of letters of credit of credit or trust accounts. America Overseas Reinsurance Company Ltd., the one unauthorized reinsurers in the table above post collateral in trust for the benefit of the Company in an amount equal to 102% of the sum of its ceded unearned premium reserve, loss and LAE reserves and contingency reserves, all calculated on a statutory basis of accounting. The total collateral posted by America Overseas Reinsurance Company Ltd. as of December 31, 2011 exceeds $20.1 million.

 Second-to-Pay
Insured Par Outstanding by Rating
As of December 31, 2011(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	Super Senior	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$—	$302	$—	$—	$—	$—	$5	$95	$—	$—	$—	$402
Radian	—	—	—	1	—	—	—	—	—	—	—	1
Ambac	—	130	787	714	51	—	—	1	216	62	30	1,991
ACA Financial Guaranty Corp	—	—	—	1	—	—	—	—	—	—	—	1
MBIA Inc	50	215	820	226	—	—	—	51	25	160	22	1,569
CIFG Assurance North America Inc.	—	4	40	65	—	—	—	—	—	—	—	109
Financial Guaranty Insurance Co.	—	34	80	284	58	405	400	—	144	7	—	1,412
Syncora Guarantee Inc.	—	19	185	162	59	—	—	101	6	70	184	786
Other	—	—	885	—	—	—	—	—	—	—	—	885

Total	$50	$704	$2,797	$1,453	$168	$405	$405	$248	$391	$299	$236	$7,156

(1)
The Company's internal rating.

Amounts Due (To) From Reinsurers

	As of December 31, 2011
	Assumed Premium Receivable, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies	$—	$—	$188.9
American Overseas Reinsurance Company Ltd	—	—	3.7
Ambac	5.5	(6.6)	—
MBIA Inc	0.4	(10.3)	—
CIFG Assurance North America Inc	6.7	(0.1)	—
Financial Guaranty Insurance Company	—	(13.7)	—
Syncora Guarantee Inc	—	(2.6)	—

Total	$12.6	$(33.3)	$192.6

        On January 22, 2012, AGC and AGM entered into an aggregate excess of loss reinsurance facility, effective as of January 1, 2012. At AGC's and AGM's option, the facility will cover losses occurring from January 1, 2012 through December 31, 2019 or from January 1, 2013 through December 31, 2020. The contract terminates, unless AGC and AGM choose to extend it on January 1, 2014. The facility covers U.S. public finance credits insured or reinsured by AGC and AGM as of September 30, 2011, excluding credits that were rated non-investment grade as of December 31, 2011 by Moody's or S&P or internally by AGC or AGM and subject to certain per credit limits. The facility attaches when AGC's or AGM's net losses (net of AGC's and AGM other reinsurance, other than pooling reinsurance provided to AGM by AGM's subsidiaries and net of recoveries) exceed in the aggregate $2 billion and covers a portion of the next $600 million of losses, with the reinsurers assuming pro rata in the aggregate $435 million of the $600 million of losses and AGC and AGM jointly retaining the remaining $165 million of losses. The reinsurers are required to be rated at least AA-(Stable Outlook) through December 31, 2014 or to post collateral sufficient to provide AGM and AGC with the same reinsurance credit as reinsurers rated AA-. AGM and AGC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. This obligation is secured by a pledge of the recoveries, which will be deposited into a trust for the benefit of the reinsurers.

Reinsurance Agreement with Radian Asset Assurance Inc.

        On January 24, 2012, AGC entered into an agreement under which it has reinsured approximately $1.8 billion of Radian Asset public finance par. In connection with assuming the $1.8 billion of public finance par AGC has received a payment of $22 million. The reinsured portfolio is composed entirely of selected credits that meet the Company's underwriting standards.

13. Related Party Transactions

Guarantees or Contingencies for Related Parties

        AGC issues financial guaranty policies guaranteeing the obligations of its affiliate, AGFP, to various third-party beneficiaries under credit default swap agreements. Please see Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives, for additional information on AGC's exposure to AGFP's CDS. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the ISDA master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

        In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

        AGC and AGUK entered into a net worth maintenance agreement dated as of July 16, 2004 pursuant to which, in the event that AGUK's net worth falls below an amount equal to the greater of

(i) £3.8 million or (ii) two times the minimum margin of solvency required to be maintained by AGUK by the Financial Services Authority (such greater amount, the "Threshold Amount"), and such deficiency is at least £0.1 million, AGC will invest such additional funds as may be required to bring the capital of AGUK back to the Threshold Amount. In exchange for such funds, AGC will be issued shares of capital stock of AGUK with par value representing the amount of the additional capital contribution. In consideration for the guarantee provided by AGC, AGUK agrees to pay a fee each calendar quarter equal to £14 thousand. AGC also guarantees the lease obligations of AGUK for its lease of office space at 1 Finsbury Square, London.

Management, Service Contracts or Cost Sharing Arrangements

        Under a Service Agreement (pending regulatory approval) between the Company and certain of its affiliates dated January 1, 2010, AGC provides insurance and certain support services, including actuarial, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services to its affiliates. Also under the Service Agreement, AGM makes available office space and equipment to AGC and certain of its affiliates. Costs and expenses under the Service Agreement are allocated directly, where possible, and where not possible, allocated between companies according to employee headcount multiplied by the percentage of employee time allocated to each company. Amounts are payable under the Service Agreement quarterly in arrears.

        Effective July 1, 2009, the Company entered into a fixed cost Interim Service Agreement with AGM under which the Company and AGM allocated costs for a six-month period ending December 31, 2009.

        See Note 16, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGC.

        For the years ended December 31, 2011 and December 31, 2010, the Company allocated expenses of $75.2 million and $58.7 million, respectively, under these affiliate expense sharing agreements. The increase in the expenses that AGC allocated to affiliates was a result of an updated time study. The primary driver was an increase in expenses allocated to AGM which guaranteed the majority of new business in 2011.

        As of December 31, 2011, the Company had a net intercompany receivable balance with its affiliates of $5.5 million, primarily consisting of a receivable of $16.4 million from AGM, which was partially offset by a payable of $15.3 million to AGL. As of December 31, 2010, the Company had a net intercompany payable balance with its affiliates of $15.7 million, primarily consisting of a receivable of $19.7 million from AGM, which was partially offset by a payable of $9.0 million to AGL.

Capital Transactions

        During 2009 AGUS contributed capital of $556.7 million to the Company. Most of the 2009 contributed capital came from AGL's December 2009 public offering of common shares. There were no contributions from AGUS in 2011 and 2010. See Note 10, Insurance Company Regulatory Requirements, for dividends declared and paid to AGUS.

Note Payable to Affiliate

        See Note 15, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

        The Company assumes and cedes business to affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

        The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2011	2010
	(in millions)
Assets:
Ceded unearned premium reserve
AG Re	$350.8	$372.7
DAC(1)
AG Re	(95.6)	(100.4)
Reinsurance recoverable on unpaid losses
AG Re	130.1	66.9
Reinsurance recoverable on paid losses(2)
AG Re	4.2	1.5
Liabilities:
Ceded funds held(3)
AG Re	8.7	6.9
Reinsurance balances payable, net
AG Re	88.6	114.1
Net credit derivative liabilities
AG Re	(207.1)	(1.1)
AGFP	15.8	32.6
Other information:
Exposure
Gross par outstanding
AG Re	38,870	42,928
AGM	31	61

(1)
Represents ceding commissions.

(2)
Included in other assets on the consolidated balance sheets.

(3)
Included in other liabilities on the consolidated balance sheets.

        The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Revenues:
Net earned premiums
AG Re	$(43.7)	$(40.0)	$(70.7)
Realized gains and other settlements
AG Re	8.0	(10.5)	(8.2)
AGFP	(8.4)	75.9	103.4
Net unrealized gains (losses) on credit derivatives
AG Re	84.8	66.4	175.1
Expenses:
Loss and loss adjustment expenses (recoveries)
AG Re	(59.5)	(47.3)	(42.3)
Commissions expense (income)
AG Re	(10.5)	(10.5)	(18.2)

14. Commitments and Contingencies

Leases

        The Company is party to various lease agreements accounted for as operating leases. In June 2008, AGC entered into a five-year lease agreement for New York City office space. Future minimum annual payments of $5.3 million for the first twelve month period and $5.7 million for subsequent twelve month periods commenced October 1, 2008 and are subject to escalation in building operating costs and real estate taxes. As a result of the AGMH Acquisition, during second quarter 2009, the Company decided not to occupy the office space described above and subleased it to two tenants for total minimum annual payments of approximately $3.7 million until October 2013. The Company wrote off related leasehold improvements and recorded a pre-tax loss on the sublease of $11.7 million in 2009, which is included in "other operating expenses" and "other liabilities" in the consolidated statements of operations and balance sheets, respectively.

        Rent expense was $4.4 million in 2011, $4.6 million in 2010 and $4.2 million in 2009.

 Future Minimum Rental Payments

Year	(in millions)
2012	$6.4
2013	5.3
2014	0.5
2015	0.5
2016	0.4

Total	$13.1

Legal Proceedings

Litigation

        Lawsuits arise in the ordinary course of the Company's business. It is the opinion of the Company's management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company's results of operations in a particular fiscal quarter or year. In addition, in the ordinary course of its business, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 4 (Financial Guaranty Insurance Contracts—Loss Estimation Process—Recovery Litigation), as of the date of this filing, AGC has filed complaints against certain sponsors and underwriters of RMBS securities that AGC had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or fiscal year could be material to the Company's results of operations in that particular quarter or fiscal year.

Proceedings Relating to the Company's Financial Guaranty Business

        The Company receives subpoenas duces tecum and interrogatories from regulators from time to time. The Company has satisfied the requests it has received. It may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries, if any, in the future.

        On April 8, 2011, AGC and its affiliate AG Re filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac's disputes with AGC and AG Re concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac placed a number of insurance policies that it had issued, including policies reinsured by AGC and AG Re pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court has approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac has advised AGC and AG Re that it has and intends to continue to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by AGC and AG Re, pursuant to which Ambac will pay a combination of cash and surplus notes to the policyholder. AG Re and AGC have informed Ambac that they believe their only current payment obligation with respect to the commutations arises from the cash payment, and that there is no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac has disputed this position on one commutation and may take a similar position on subsequent commutations. On April 15, 2011, attorneys for the Wisconsin Insurance Commissioner, as Rehabilitator of Ambac's segregated account, and for Ambac filed a motion with Lafayette County, Wis., Circuit Court Judge William Johnston, asking him to find AGC and AG Re to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac's payments in the form of surplus notes. On June 14, 2011, Judge Johnston issued an order granting the Rehabilitator's and Ambac's motion to enforce the injunction against AGC and AG Re and the parties filed a stipulation dismissing the Petition to Compel Arbitration without prejudice. AGC and AG Re have appealed Judge Johnston's order to the Wisconsin Court of Appeals.

        On November 28, 2011, Lehman Brothers International (Europe) (in administration) ("LBIE") sued AG Financial Products Inc. ("AG Financial Products"), an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AG Financial Products under these credit default swaps. LBIE's complaint, which was filed in the Supreme Court of the State of New York, alleged that AG Financial Products improperly terminated nine credit derivative transactions between LBIE and AG Financial Products and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AG Financial Products. With respect to the 28 credit derivative transactions, AG Financial Products calculated that LBIE owes AG Financial Products approximately $24.8 million, whereas LBIE asserted in the complaint that AG Financial Products owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. The Company cannot reasonably estimate the possible loss that may arise from this lawsuit.

        Beginning in December 2008, AGC's affiliate AGM and various other financial guarantors were named in complaints filed in the Superior Court, San Francisco County, California. Since that time, plaintiffs' counsel has filed amended complaints against AGC and AGM and added additional plaintiffs. As of the date of this filing, the plaintiffs with complaints against AGC and AGM, among other financial guaranty insurers, are: (a) City of Los Angeles, acting by and through the Department of Water and Power; (b) City of Sacramento; (c) City of Los Angeles; (d) City of Oakland; (e) City of Riverside; (f) City of Stockton ; (g) County of Alameda; (h) County of Contra Costa; (i) County of San Mateo; (j) Los Angeles World Airports; (k) City of Richmond; (l) Redwood City; (m) East Bay Municipal Utility District; (n) Sacramento Suburban Water District; (o) City of San Jose; (p) County of Tulare; (q) The Regents of the University of California; (r) The Redevelopment Agency of the City of Riverside; (s) The Public Financing Authority of the City of Riverside; (t) The Jewish Community Center of San Francisco; (u) The San Jose Redevelopment Agency; (v) The Redevelopment Agency of the City of Stockton; (w) The Public Financing Authority of the City of Stockton; and (x)The Olympic Club. Complaints filed by the City and County of San Francisco and the Sacramento Municipal Utility District were subsequently dismissed against AGC and AGM. These complaints allege that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGC, AGM and the other defendants' motion to dismiss, the court overruled the motion to dismiss on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGC and the other bond insurer defendants filed an Anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

15. Note Payable to Affiliate and Credit Facilities

Note Payable to Affiliate

        On December 18, 2009, AGC issued a surplus note with a principal amount of $300.0 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGC incurred $15.0 million, $15.0 million and $0.5 million of interest expense during the years ended December 31, 2011, 2010 and 2009, respectively. AGC paid $15.0 million and $15.5 million of interest to AGM during 2011 and 2010, respectively.

Accounting Policy

        The note payable to affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Letters of Credit

        AGC entered into a letter of credit agreement in December 2011 with Bank of New York Mellon totaling approximately $2.9 million in connection with a 2008 lease for office space, which space was subsequently sublet. This agreement replaces a previous letter of credit for $2.9 million with Royal Bank of Scotland which was terminated in December 2011. The previous letter of credit was outstanding as of December 31, 2010 and the current letter of credit was outstanding as of December 31, 2011.

Credit Facilities

Recourse Credit Facilities

2006 Credit Facility

        On November 6, 2006, AGL and certain of its subsidiaries entered into a $300.0 million five-year unsecured revolving credit facility (the "2006 Credit Facility") with a syndicate of banks. Under the 2006 Credit Facility, each of AGC, AGUK, AG Re, Assured Guaranty Re Overseas Ltd. and AGL was entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower.

        The 2006 Credit Facility expired on November 6, 2011. The Company has determined it has sufficient liquidity and has decided not to enter into a new revolving credit facility at this time. The Company had never borrowed under the 2006 Credit Facility.

Committed Capital Securities

        On April 8, 2005, AGC entered into separate agreements (the "Put Agreements") with four custodial trusts (each, a "Custodial Trust") pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50.0 million of perpetual preferred stock of AGC (the "AGC Preferred Stock"). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200.0 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing. Initially, all of AGC CCS were issued to a special purpose pass-through trust (the "Pass-Through Trust"). The Pass-Through Trust was dissolved in April 2008 and the AGC CCS were distributed to the holders of the Pass-Through Trust's securities. Neither the Pass-Through Trust nor the custodial trusts are consolidated in the Company's financial statements.

        Income distributions on the Pass-Through Trust Securities and AGC CCS were equal to an annualized rate of one-month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008. Following dissolution of the Pass-Through Trust, distributions on the AGC CCS Securities are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

Committed Capital Securities
Fair Value Gain (Loss)

	Year Ended December 31,
	2011	2010	2009
	(in millions)
AGC CCS	$20.2	$7.1	$(47.1)

16. Employee Benefit Plans

Accounting Policy

        AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

        As of April 27, 2004, AGL adopted the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the "Incentive Plan"). The number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

        The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL.'s common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

        The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2011, 3,384,576 common shares of AGL were available for grant under the Incentive Plan.

Stock Options

        Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, the Company has only issued nonqualified stock options. All stock options granted to employees vest in equal annual installments over a three-year period and expire 10 years from the date of grant. None of the Company's options have a performance or market condition.

Restricted Stock Awards

        Restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

        Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. These restricted stock units generally vest in equal installments over a four-year period.

Employee Stock Purchase Plan

        In January 2005, AGL established the Stock Purchase Plan in accordance with Internal Revenue Code Section 423. The Stock Purchase Plan was approved by shareholders at the 2005 Annual General Meeting. Participation in the Stock Purchase Plan is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10 percent of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85 percent of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. AGL reserved for issuance and purchases under the Stock Purchase Plan 350,000 shares of its common stock. AGL issued 50,523 shares in 2011, 54,101 shares in 2010 and 39,054 shares in 2009 under the Stock Purchase Plan.

Share-Based Compensation Expense

        The following table presents stock based compensation costs by type of award and the effect of deferring such costs as policy acquisition costs, pre-tax. Amortization of previously deferred stock compensation costs is not shown in the table below.

Share-Based Compensation Expense Summary

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Share-Based Employee Cost
Restricted Stock
Recurring amortization	$0.1	$1.1	$2.7
Accelerated amortization for retirement eligible employees	—	—	0.4

Subtotal	0.1	1.1	3.1

Restricted Stock Units
Recurring amortization	0.9	1.2	1.1
Accelerated amortization for retirement eligible employees	1.4	1.9	0.6

Subtotal	2.3	3.1	1.7

Stock Options
Recurring amortization	0.4	0.8	1.9
Accelerated amortization for retirement eligible employees	—	1.1	0.3

Subtotal	0.4	1.9	2.2

ESPP	0.1	0.3	0.1

Total Share-Based Employee Cost	2.9	6.4	7.1
Less: Share-based compensation capitalized as DAC	1.1	1.6	2.3

Share-based compensation expense	$1.8	$4.8	$4.8

Income tax benefit	$0.6	$1.7	$1.7

Defined Contribution Plan

        The Company maintains savings incentive plans, which are qualified under Section 401(a) of the Internal Revenue Code. The U.S. savings incentive plan is available to eligible full-time employees upon hire. Eligible participants may contribute a percentage of their salary subject to a maximum of $16,500 for 2011. Contributions are matched by the Company at a rate of 100% up to 6% of participant's compensation, subject to IRS limitations. Any amounts over the IRS limits are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan for employees eligible to participate in such nonqualified plan. The Company also makes a core contribution of 6% of the participant's compensation to the qualified plan, subject to IRS limitations and the nonqualified supplemental executive retirement plan for eligible employees, regardless of whether the employee contributes to the plan(s). In addition, employees become fully vested in Company contributions after one year of service, as defined in the plan. Plan eligibility is immediate upon hire.

        The Company recognized defined contribution expenses of $3.6 million, $7.0 million and $3.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        Employees of AGMH participated in the AGMH defined contribution plans in effect prior to the AGMH Acquisition through December 31, 2009. Effective January 1, 2010, all AGMH employees have joined the Company's defined contribution plans.

Cash-Based Compensation

Performance Retention Plan

        In February 2006, Assured Guaranty established the Assured Guaranty Ltd. Performance Retention Plan ("PRP") which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A, and the PRP was amended in 2007 to comply with those rules. The PRP was again amended in 2008 to be a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation). The revisions also give the Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives.

        Assured Guaranty granted a limited number of PRP awards in 2007, which vested after four years of continued employment (or if earlier, on employment termination, if the participant's termination occurred as a result of death, disability, or retirement), and participants received the designated award in a single lump sum when it vested, except that participants who vested as a result of retirement received the bonus at the end of the four year period during which the award would have vested had the participant continued in employment. The value of the award paid was greater than the originally designated amount only if actual company performance, as measured by an increase in Assured Guaranty's adjusted book value, as defined in the PRP, improved during the four year performance period. For February 2007 awards, for those participants who vested prior to the end of the four year period as a result of their termination of employment resulting from retirement, death or disability, the value of the award paid was greater than the originally designated amount only if actual company performance, as measured by an increase in the company's adjusted book value, improved during the period ending on the last day of the calendar quarter prior to the date of the participant's termination of employment.

        Beginning in 2008, Assured Guaranty integrated PRP awards into its long term incentive compensation system and substantially increased the number and amount of these awards. Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Since 2008, a limited number of awards have cliff vesting in four or five years. Operating return on equity and adjusted book value are defined in each PRP award agreement.

        Under awards since 2008, a payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

        As described above, the performance measures used to determine the amounts distributable under the PRP are based on Assured Guaranty's operating return on equity and growth in per share adjusted book value, or in the case of the 2007 awards growth in adjusted book value, as defined. The Compensation Committee believes that management's focus on achievement of these performance measures will lead to increases in the Company's intrinsic value.

        The Company recognized performance retention plan expenses of $2.4 million, $7.0 million, and $5.1 million for the years ended December 31, 2011, 2010 and 2009, respectively, representing its proportionate share of the Assured Guaranty expense.

Deferred Compensation

        In December 2011, certain executives of AGL elected to invest a portion of their accounts under the Assured Guaranty Corp. supplemental employee retirement plan ("AGC SERP") in 68,181 units in the employer stock fund in the AGC SERP. Each unit in the employer stock fund represents the right to receive one AGL common share upon a distribution from the AGC SERP. The 68,181 units equals the number of AGL common shares which could have been purchased with the value of the account deemed invested in the employer stock fund as of the date of such election.